Exhibit (a)(1)(A)

CARDINAL HEALTH, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

June 19, 2009

THIS EXCHANGE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS WILL COMMENCE ON JUNE 19, 2009, AND WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JULY 17, 2009 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

Cardinal Health, Inc., an Ohio corporation (referred to in this Offer to Exchange as “Cardinal Health,” the “Company,” “we,” “our” or “us”), is offering certain employees a limited opportunity to elect to exchange certain employee stock options for new options (“New Options”) covering a lesser number of Cardinal Health common shares. We refer to this offer as the “Offer” and it is described in and subject to the terms and conditions set forth in this document and other documents we may refer you to, all of which together are called the “Offer to Exchange.” The New Options will be granted under our 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008 (the “LTIP”), with an exercise price equal to the closing price of our common shares on the New York Stock Exchange on the date the New Options are granted.

Options subject to this Offer (“Eligible Options”) are outstanding employee stock options, whether vested or unvested, that:

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were granted before June 19, 2008 (that is, more than one year prior to the start date of the Offer), including options granted under any Cardinal Health equity compensation plan and options that we assumed in any merger;

•	have an exercise price that is greater than $56.45 per share, which is the highest price at which our common shares have traded during the 52 week period preceding the start date of the Offer;

•	are scheduled to expire after August 31, 2010; and

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are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee (as defined below) as of the start date of the Offer and at the time the Offer expires.

The Stock Option Exchange Program is not a one-for-one exchange. Instead, the number of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to this Offer will be determined by the application of pre-established exchange ratios set forth in this Offer to Exchange. The exchange ratios were calculated on a “value-for-value” basis and then an adjustment was applied that effectively discounts the fair value of the New Options. Thus, the exchange ratios have been determined in a manner intended to result in the grant of New Options with a fair value that is lower than the fair value of the Eligible Options they replace, calculated as of the time that we set the exchange ratios.

None of the New Options will be vested on the date of grant. New Options will be subject to a one-year vesting period and, to the extent the remaining period of the original vesting terms of the Eligible Options for which they are exchanged exceeds one year, will maintain those original vesting terms. In addition, the term of each New Option will be the longer of three years from the grant date and the remaining term of the Eligible Option for which it is exchanged, subject to earlier expiration upon termination of employment under certain circumstances. For Eligible Employees who work in France, we are providing for the grant of new restricted share units (“New RSUs”) instead of New Options.

We are making this Offer on the terms and subject to the conditions stated in this Offer to Exchange. Your participation in the Offer is voluntary, meaning you are not required to tender your Eligible Options in the Offer unless you choose to participate. Tendering your Eligible Options means participating in the Offer by electing to surrender Eligible Options to the Company for exchange pursuant to the terms of this Offer. If you elect to participate in the Offer, you may elect to tender any or all of your Eligible Options on a grant-by-grant basis.

IMPORTANT

If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. You may submit your election in the following ways:

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By Internet. Any Eligible Employee (except for Eligible Employees working in France) may submit an election to exchange Eligible Options online at the Cardinal Health Stock Option Exchange Offer Website, which is available at https://cardinalhealth.equitybenefits.com. If you received an email announcement of the Stock Option Exchange Program, you are required to submit your election online if you elect to participate in the Offer (unless you are an Eligible Employee working in France). If you were sent paper materials relating to the Stock Option Exchange Program, you have the option of making your election either online or by returning your paper election form to the Company, as described below. Your email announcement or paper materials, as applicable, contain instructions for logging onto the website. Your online election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 17, 2009.

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By Overnight Delivery, Mail, Fax or Email. Certain Eligible Employees will be sent paper materials relating to the Stock Option Exchange Program. These Eligible Employees (except for Eligible Employees working in France) may submit an election to exchange Eligible Options either online at the Cardinal Health Stock Option Exchange Offer Website, which is available at https://cardinalhealth.equitybenefits.com, or by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the materials. If you choose to submit your election online, it must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 17, 2009. If you choose to submit a paper election form, the Company must receive it by overnight delivery, mail, fax or email before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 17, 2009. Eligible Employees working in France may only submit their elections using a paper election form and may not use the Cardinal Health Stock Option Exchange Offer Website if they elect to participate in the Offer.

The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer. We are under no obligation to contact you to confirm your election not to participate.

For elections submitted through the Cardinal Health Stock Option Exchange Offer Website, an election confirmation will be generated when you submit your election and again if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records. If you receive paper materials and you submit your election, a change in your election or a withdrawal of your election to the Company via means other than the Cardinal Health Stock Option Exchange Offer Website, we intend to send you a confirmation within a reasonable time. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the expiration date deadline of 11:59 p.m., Eastern Time, on July 17, 2009. If you use overnight delivery or mail, we recommend that you use a delivery method that can be tracked by the delivery carrier. You can confirm the receipt of your paper election by calling Stock & Option Solutions, a firm that we have engaged to assist us in administering the Offer, in the United States or Canada at 1-800-936-5340 or internationally at 1-614-808-1620, or by sending an email to StockOptionExchangeProgram@Cardinalhealth.com.

Participating in the Stock Option Exchange Program involves risks. See Section II (beginning on page 16).

Our common shares are quoted on the New York Stock Exchange under the symbol “CAH.” On June 11, 2009, the closing price of our common shares as reported on the New York Stock Exchange was $30.84 per share. You should obtain current market prices for our common shares before you decide whether to tender your Eligible Options.

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You should rely only on the information contained in this Offer to Exchange or other documents referred to in this Offer to Exchange. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document and all related documents filed as part of the Tender Offer Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 19, 2009. We may exclude certain international employees from the Offer if we determine that extending the Offer in a particular jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. However, we may take any actions necessary for us to make the Offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this Offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Although our Board of Directors has approved this Offer, neither Cardinal Health, Inc. nor our Board of Directors makes any recommendation to you as to whether you should tender your Eligible Options. This Offer requires the approval of Cardinal Health shareholders, which has not yet been obtained. There can be no assurance that our shareholders will approve the Offer. See Section III.9 for a description of conditions to the Offer.

Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and other offer documents to Stock & Option Solutions in the United States or Canada at 1-800-936-5340 or internationally at 1-614-808-1620, or via email at StockOptionExchangeProgram@Cardinalhealth.com.

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I. SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

Questions and Answers about the Stock Option Exchange Program

Cardinal Health is offering certain employees a limited opportunity to elect to exchange certain employee stock options for New Options covering a lesser number of Cardinal Health common shares. We refer to this offer as the “Offer” and it is described in and subject to the terms and conditions set forth in this document, which we refer to as the “Offer to Exchange.” The following questions and answers seek to address some of the questions that you may have about the Stock Option Exchange Program and the Offer.

We urge you to read carefully the entire Offer to Exchange for additional details not addressed in this summary. Some of the responses in this summary include cross-references to sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary. References to “Cardinal Health,” the “Company,” “we,” “our” and “us” mean Cardinal Health, Inc.

Overview of the Stock Option Exchange Program

Q1.	What is the Stock Option Exchange Program?

In the Stock Option Exchange Program, we are offering “Eligible Employees” (as defined in Question 3) the voluntary opportunity to elect prior to the expiration of the Offer to exchange some or all of their “Eligible Options” (as defined in Question 2) for newly granted Cardinal Health stock options covering a lesser number of Cardinal Health common shares, which we refer to as “New Options.” The Stock Option Exchange Program is not a one-for-one exchange. Instead, the number of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to this Offer will be determined by the application of pre-established exchange ratios set forth in this Offer to Exchange. For Eligible Employees who work in France, we are providing for the grant of new restricted share units (“New RSUs”) instead of New Options in order to address tax and other regulatory considerations in a manner consistent with our compensation policies and objectives (see Question 9).

The Offer expires at 11:59 p.m. Eastern Time, on Friday, July 17, 2009, unless we extend the Offer to a later date and time that we announce (see Question 16 and Question 26). Elections to tender Eligible Options in the Offer must be received prior to the expiration of the Offer (see Question 16). Any Eligible Employee (except for Eligible Employees working in France) who elects to participate in the Offer may do so by completing an online election form at https://cardinalhealth.equitybenefits.com and submitting it so that it is received prior to the expiration of the Offer. Upon commencement of the Offer you were sent an email or sent paper materials with information describing how to log in to https://cardinalhealth.equitybenefits.com. If you received an email announcement of the Stock Option Exchange Program, you are required to submit your election online if you elect to participate in the Offer (unless you are an Eligible Employee working in France, in which case you must submit your election using a paper election form). Other Eligible Employees who were sent paper materials relating to the Stock Option Exchange Program also may elect to participate by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the materials, provided that the completed form is received by the Company before the expiration of the Offer. Eligible Employees working in France, however, may only submit their elections using a paper election form and may not use the Cardinal Health Stock Option Exchange Offer Website if they elect to participate in the Offer.

Participation in the Stock Option Exchange Program pursuant to this Offer is voluntary, and there are no penalties for electing not to participate. The Stock Option Exchange Program and the Offer are subject to a number of conditions, including the approval of our shareholders at a Special Meeting of Shareholders scheduled to be held on June 23, 2009. Subject to our shareholders approving the Stock Option Exchange Program and the satisfaction or waiver of other conditions (see Question 7), we expect to accept all properly tendered Eligible Options, cancel those properly tendered Eligible Options and promptly after the expiration of the Offer grant the New Options in exchange for the cancelled Eligible Options.

Q2.	Which employee stock options are eligible to be exchanged in the Offer?

The stock options that are eligible to be exchanged (which we refer to as “Eligible Options”) are stock options on Cardinal Health common shares that:

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were granted before June 19, 2008 (that is, more than one year prior to the start date of the Offer), including options granted under any Cardinal Health equity compensation plan and options that we assumed in any merger;

•	have an exercise price that is greater than $56.45 per share, which is the highest price at which our common shares have traded during the 52 week period preceding the start date of the Offer;

•	are scheduled to expire after August 31, 2010; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee as of the start date of the Offer and at the time the Offer expires.

Eligible Options include vested and unvested options, and U.S. incentive stock options as well as nonqualified stock options.

To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, we are providing you a list of your Eligible Options, which includes your Eligible Option grant dates, the exercise price of your Eligible Options and the number of shares subject to your Eligible Options. This information will be available to you once you log in to your password-protected personalized information page on the Cardinal Health Stock Option Exchange Offer Website at https://cardinalhealth.equitybenefits.com and is also included on the election form in the paper materials that we delivered to certain Eligible Employees. (For more information, see Section III.1.)

Q3.	Who is eligible to participate in the Stock Option Exchange Program?

Each employee of Cardinal Health and our affiliates, worldwide, is an Eligible Employee who may participate in the Offer if he or she:

•	is employed by us or one of our affiliates on the date we commence the Offer and continues to be employed by us or one of our affiliates through the expiration of the Offer;

•	holds Eligible Options;

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is not a current or former member of our Board of Directors and is not one of the executive officers named in the compensation tables included in the last proxy statement that we filed with the SEC; and

•	is not employed by us in China.

If you are on a leave of absence, you are an Eligible Employee. Likewise, if you are on a period of “garden leave” or a similar employment termination notice period that may apply pursuant to local law, you are an Eligible Employee, but before deciding to exchange Eligible Options in the Offer please carefully note that the grant and vesting of New Options will be conditioned upon continued employment. (For more information, see Section III.1.)

Q4.	Why should I consider participating in the Offer?

You should read and carefully consider all of the information in this Offer to Exchange, including the tax information and the risk factors discussed herein.

Eligible Options that are either vested or unvested represent a current or potential future right to purchase our common shares at a specified price. Due to market fluctuations over time, the market price of our common shares can be greater than, equal to or less than the exercise price of an Eligible Option. When the market price of Cardinal Health common shares is greater than the exercise price of an option (also known as an option being “in the money”), exercising the option would result in an economic benefit because you are able to buy the shares at less than the then-prevailing market price of the shares, which you may then choose to sell for the higher market price. When the market price of Cardinal Health common shares is less than the exercise price of the option (also known as the option being “out of the money” or “underwater”), exercising the stock option and selling the purchased shares would result in an economic loss.

If you properly tender an Eligible Option in the Offer and we accept it pursuant to the Offer, then promptly after the expiration of the Offer that Eligible Option will be cancelled and, provided that you remain an employee of Cardinal Health or one of our affiliates, you will be granted in exchange a New Option that is unvested and that, if it becomes vested, will be exercisable for a lesser number of shares than the Eligible Option you tendered in exchange, and with an exercise price equal to the closing price of our common shares as reported by the New York Stock Exchange (“NYSE”) on the grant date. This grant of New Options may or may not be more valuable to you than continuing to hold your Eligible Options into the future. The future value of the Eligible Options depends on a number of factors that are not possible to predict, including the market performance of our common shares, the timing of such performance and your continued employment through relevant vesting dates.

Q5.	How many shares will be subject to New Options or New RSUs that the Company is offering in exchange for my Eligible Options?

The Stock Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering outstanding Eligible Options will receive New Options that are unvested and that, once vested, will be exercisable for a lesser number of common shares with an exercise price equal to the closing price of our common shares as reported by the NYSE on the grant date. New Options will be granted under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008 (the “LTIP”). The ratio of the number of shares underlying an Eligible Option for each share underlying a New Option is referred to as the “exchange ratio.” Each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio that is set forth in Schedule A at the end of this Offer to Exchange.

The exchange ratio applicable to each of your Eligible Options and the number of shares subject to each New Option that may be granted in exchange for each of your Eligible Options is set forth on your personalized election page on the Cardinal Health Stock Option Exchange Offer Website and, if you received paper materials, on your paper election form.

For Eligible Employees who work in France, each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio for the number of shares that will be subject to New RSUs, as set forth in Schedule B at the end of this Offer to Exchange. If you are an Eligible Employee working in France, the paper election form sent to you sets forth the exchange ratio applicable to each of your Eligible Options and the number of shares subject to each New RSU that may be granted in exchange for each of your Eligible Options.

Q6.	How were the exchange ratios set?

The exchange ratios have been determined in a manner intended to result in the grant of New Options that have a fair value (as determined under accounting rules) that is lower than the fair value of the Eligible Options they replace, as a result of our applying an adjustment that effectively discounts the fair value of the New Options. We established the exchange ratios using this method with the intention of decreasing the likelihood of incurring incremental accounting expense in connection with the grant of New Options, which could arise due to changes in our stock price between the time we establish the exchange ratios and the time that the New Options are granted.

The exchange ratios are based on the fair value of the Eligible Options and the fair value of the New Options determined on June 11, 2009, calculated using what is termed a “lattice valuation model,” which takes into account many variables, such as the market price for our common shares, the market price volatility of our common shares, expected forfeiture rate, risk-free interest rates, expected dividends and the expected term of an option. This is the same model that we use to determine the fair value of employee stock options for financial reporting purposes. Under the lattice valuation model, the exchange ratios do not necessarily increase as the exercise price of the option increases.

After calculating the fair values of the Eligible Options and the New Options under the lattice valuation model using the factors listed above and others, we divided the value of the New Options by the value of the Eligible Options to obtain a ratio, and we then multiplied the resulting ratio by 1.15 so that the exchange ratios result in the fair value of New Options effectively being discounted from the fair value of Eligible Options for which they may be exchanged, calculated as of the time that we set the exchange ratios. For example, if an Eligible Option is exercisable for 250 shares and the Eligible Option has a fair value of $4 per share, and a New Option has a fair value of $10 per share subject to it, the ratio of Eligible Options to New Options is 2.875 to 1 (that is, $10 divided by $4, then increased by 15%), so the Eligible Option could be exchanged for a New Option covering 87 shares (250 shares divided by 2.875 rounded to the nearest whole share). We applied this discounting approach to account for potential changes in fair value that may arise between the date on which the exchange ratios are calculated and the grant date of the New Options immediately following the conclusion of the Offer to decrease the likelihood of incurring incremental accounting expense in connection with the grant of New Options. (For more information on how we valued New Options and Eligible Options for purposes of determining each exchange ratio, see Section III.2.)

The same methodology used to determine the exchange ratios for New Options has been used to determine the exchange ratios for New RSUs that may be granted to Eligible Employees who work in France.

Q7.	Are there any conditions to the Offer?

Yes. Our ability to accept the Eligible Options that are tendered for exchange in the Offer is subject to our shareholders approving the Stock Option Exchange Program at a Special Meeting of Shareholders that is scheduled to be held on June 23, 2009. We are asking shareholders to vote on this proposal at the Special Meeting so that we may complete the Offer prior to the proposed separation of our clinical and medical products businesses from our other businesses, including our healthcare supply chain services business, through a pro rata distribution to the Company’s shareholders of at least 80% of the outstanding common stock of a wholly-owned subsidiary named CareFusion Corporation (“CareFusion”), which we formed for the purpose of holding the clinical and medical products businesses (the “Planned Spin-Off”). However, neither the Offer nor the Planned Spin-Off is conditioned on the occurrence of the other. If shareholders do not approve the Stock Option Exchange Program at the Special Meeting of Shareholders, we will not accept any of the Eligible Options tendered in the Offer.

The Offer also is subject to a number of additional conditions with regard to events that could occur prior to the expiration of the Offer and which are more fully described in Section III.9. The Offer is not conditioned upon a minimum number of Eligible Options being surrendered for exchange or a minimum number of Eligible Employees participating. If any of the events described in Section III.9 occur, we may elect to terminate, extend or amend the Offer at any time prior to the expiration of the Offer.

Q8.	Why is the Company implementing the Stock Option Exchange Program?

Our equity compensation programs are offered to many of our employees in order to emphasize pay-for-performance in long-term incentives and to more closely align our employees’ interests with our shareholders’ interests. We believe that it is critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of our employees’ interests with those of our shareholders, especially as Cardinal Health and CareFusion prepare to operate as separate public companies following the Planned Spin-Off. However, many of our employee stock options are significantly “out of the money” or “underwater” because our stock price has declined since we granted the Eligible Options. (For more information about “in the money” and “out of the money” options, see Question 4.)

We believe these underwater options do not effectively serve the long-term incentive, motivation and retention objectives that they were intended to provide. The Stock Option Exchange Program is an important component in our strategy to more closely align employee and shareholder interests through our equity compensation programs by providing renewed incentives to our employees who participate in the Stock Option Exchange Program. Tendering your Eligible Options in the Offer will provide you with a means of exchanging significantly underwater options for New Options with an exercise price that is equal to the market price of our common shares on the date they are granted, which will be promptly after the expiration of the Offer. The Stock Option Exchange Program also is intended to enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by increasing the motivation of our employees generally, and by more closely aligning employee and shareholder interests through our equity compensation programs.

The Stock Option Exchange Program also can meaningfully reduce the total number of outstanding stock options, or “overhang,” represented by options that have high exercise prices. Additionally, because the exchange ratios are designed to decrease the likelihood that we will incur any incremental accounting expense from granting the New Options, we can recapture value from accounting compensation costs that we already are incurring with respect to outstanding Eligible Options while not creating additional compensation expense. (For more information, see Section III.12.)

Q9.	Are there differences in the Stock Option Exchange Program for non-U.S. employees?

Yes, in order to address local requirements and tax and other regulatory issues in a manner consistent with our compensation policies and practices, we have varied the terms of the Offer and/or the terms of New Options for employees in the following jurisdictions:

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For employees who work in France, we are providing for the grant of New RSUs instead of New Options in order to address tax and other regulatory considerations in a manner consistent with our compensation policies and objectives. Each New RSU will be subject to a two-year vesting schedule. Additionally, you will generally not be able to sell the shares acquired at vesting until four years from the New RSU grant date.

•	For employees resident in Italy and Switzerland, New Options may only be exercised using a cashless exercise for cash.

Additional country-specific information regarding the tax implications of the Stock Option Exchange Program to Eligible Employees who are subject to certain tax regimes outside of the U.S. and regarding variations in the terms of the Offer applicable to certain non-U.S. employees is set forth in exhibits to the Schedule TO that we filed with the SEC and is available to Eligible Employees through the Cardinal Health Stock Option Exchange Offer Website and in paper materials delivered to Eligible Employees in such jurisdictions.

Terms of the New Options and New RSUs

Q10.	What are the terms of the New Options and New RSUs?

Each New Option and New RSU will be granted under the LTIP and will be subject to substantially the same terms and conditions that we currently apply to awards granted under the LTIP. These terms and conditions may differ from those applicable to your Eligible Options. None of the New Options will qualify as incentive stock options for U.S. income tax purposes. The forms of the grant agreements setting forth the terms and conditions that will be applicable to the New Options (U.S. and international) are available on the Cardinal Health Stock Option Exchange Offer Website, and the applicable form is included in the paper materials sent to certain Eligible Employees. The form of grant agreement setting forth the terms and conditions that will be applicable to New RSUs is included in the paper materials sent to Eligible Employees working in France. Your election to tender Eligible Options in exchange for New Options or New RSUs, as applicable, constitutes your acceptance of the terms and conditions of the New Options or New RSUs, as applicable. In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a New Option and the differences for non-U.S. employees discussed in Question 9, the New Options will have the following terms:

•	Each New Option will have an exercise price equal to the closing price of our common shares on the date the New Options are granted, which will occur promptly after the expiration of the Offer;

•	Each New Option will be, subject to vesting, exercisable for a lesser number of shares than were subject to the Eligible Option for which it is exchanged (see Question 5);

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Each New Option will not be vested and will not be exercisable on the date it is granted and will have a new vesting condition of the longer of one year from the New Option’s grant date and the remaining period of the original vesting term of the Eligible Option for which it is exchanged, with vesting conditioned upon your continued employment with Cardinal Health or one of our affiliates (including, after the Planned Spin-Off, CareFusion or one of its affiliates) (see Question 11); and

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The term of each New Option will be the longer of three years from the grant date and the remaining term of the Eligible Option for which it is exchanged, subject to earlier expiration upon termination of employment under certain circumstances.

The terms of New RSUs are summarized in a supplemental guide for employees in France that is included as an exhibit to the Schedule TO that we have filed with the SEC and in the paper materials delivered to Eligible Employees working in France.

Q11.	When will the New Options and New RSUs vest?

Our employee stock options cannot be exercised until they vest, with vesting based upon the employee’s continued employment with us or one of our affiliates (or, following the Planned Spin-Off, with CareFusion or one of its affiliates). None of the New Options will be vested on the date of grant. Each New Option will have a new vesting condition of the longer of one year from the New Option’s grant date and the remaining period of the original vesting term of the Eligible Option for which it is exchanged, with vesting conditioned upon your continued employment with Cardinal Health or one of our affiliates (including, after the Planned Spin-Off,

CareFusion or one of its affiliates). If an Eligible Option that is fully vested is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with the Company or one of our affiliates (or CareFusion or one of its affiliates) through the vesting date. If an Eligible Option that is in part vested and in part unvested is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest in corresponding increments, subject to the one-year initial vesting provision (with each vesting increment of such New Option representing the same percentage of shares covered by the corresponding increment of the Eligible Option). These vesting terms are shown in the table below:

If the vesting status of the Eligible Option is:	Then the corresponding increment of the New Option will:
Vested or scheduled to vest within one year of the grant date of the New Option	Vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with the Company or one of our affiliates (or CareFusion or one of its affiliates) through the vesting date.

Scheduled to vest more than one year following the grant date of the New Option	Vest and become exercisable according to the same vesting schedule of the corresponding increment of the Eligible Option, assuming continued employment with the Company or one of our affiliates (or CareFusion or one of its affiliates) through the vesting date.

For example, if you hold an Eligible Option that was originally granted on August 15, 2007, that vests in three equal increments (i.e., each increment representing 33-1/3 percent of the shares covered by the Eligible Option) and that you have not exercised any portion of, one-third of the shares subject to that Eligible Option are fully vested, one-third are scheduled to vest on August 15, 2009 and one-third are scheduled to vest on August 15, 2010. If a New Option is granted on July 20, 2009 in exchange for that Eligible Option, the New Option will vest in three increments as follows: two of the three increments, representing 66-2/3 percent of the shares covered by the New Option, will vest and become exercisable on July 20, 2010 (i.e., one year from the grant date of the New Option), and the remaining increment, representing 33-1/3 percent of the shares covered by the New Option, will vest and become exercisable on August 15, 2010 (i.e., on the original vesting schedule).

Each New RSU will be subject to a two-year vesting schedule.

You should also keep in mind that if you exchange Eligible Options for New Options or New RSUs and you cease to be employed by Cardinal Health or one of our affiliates (including, after the Planned Spin-Off, CareFusion or one of its affiliates) before the shares subject to the New Options or New RSUs vest, you generally will forfeit any unvested portion of your New Options or New RSUs, even if the Eligible Options that you surrendered to receive the New Options or New RSUs were vested at the time the Eligible Options were surrendered.

Q12.	What will be the exercise price per share of the New Options?

The Offer will extend for at least twenty (20) business days from the date it commenced. The New Options will be granted promptly following expiration of the Offer. All New Options granted pursuant to the Stock Option Exchange Program will have an exercise price equal to the closing price of our common shares as reported by the NYSE on the grant date for the New Options, which will be the price of the last trade as of the closing of the NYSE on the grant date, as reported by the NYSE.

We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common shares when deciding whether to tender your Eligible Options.

Q13.	What happens to Eligible Options, New Options and New RSUs in the Planned Spin-Off?

In the event that the Company completes the Planned Spin-Off, each New Option and New RSU will be adjusted pursuant to Section 16(a) of the LTIP and as set forth in an Employee Matters Agreement to be entered into between the Company and CareFusion. Pursuant to the Employee Matters Agreement, the transfer and continuation of employment of an employee of the Company to and with CareFusion or one of its affiliates is not expected to be deemed a separation from service or termination of employment for purposes of the New Options and New RSUs.

The Employee Matters Agreement will provide that the manner in which a New Option is adjusted in connection with the Planned Spin-Off will depend on when the Eligible Option exchanged for the New Option was granted. If the New Option was granted pursuant to this Offer in exchange for an Eligible Option that was granted on or prior to September 26, 2007, the New Option will become two options: an adjusted option exercisable for common shares of the Company and a stock option exercisable for shares of common stock of CareFusion. If the New Option was granted pursuant to this Offer in exchange for an Eligible Option that was granted after September 26, 2007, the New Option will be converted and/or adjusted to be either an option exercisable for common shares of the Company or an option exercisable for shares of common stock of CareFusion, depending on whether the optionee will be employed by the Company or CareFusion following consummation of the Planned Spin-Off. In all cases, the exercise price and number of shares subject to each adjusted and/or converted option will be set so as to preserve the intrinsic value of the New Option on the date of the Planned Spin-Off (that is, the amount by which the closing price per share for the Company’s common shares, based upon the “regular way” trading on the NYSE on the date of the Planned Spin-Off, is above or below the exercise price of the New Option). The resulting options will be subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable to the New Options prior to the Planned Spin-Off. Such terms will be enforceable by the Company, CareFusion and their respective affiliates, except as otherwise provided by the LTIP administrator in connection with the Planned Spin-Off.

The Employee Matters Agreement will also provide that the manner in which a New RSU is adjusted in connection with the Planned Spin-Off will depend on when the Eligible Option exchanged for the New RSU was granted. If the New RSU was granted pursuant to this Offer in exchange for an Eligible Option that was granted on or prior to September 26, 2007, the New RSU will become two RSUs: an RSU for common shares of the Company and an RSU for shares of common stock of CareFusion, in the same ratio as the distribution ratio of shares of common stock of CareFusion to common shares of the Company in the Planned Spin-Off. If the New RSU was granted pursuant to this Offer in exchange for an Eligible Option that was granted after September 26, 2007, the New RSU will be converted or adjusted to be either an RSU for common shares of the Company or an RSU for shares of common stock of CareFusion, depending on whether the optionee will be employed by the Company or CareFusion following consummation of the Planned Spin-Off. In all cases, the number of shares subject to each adjusted and/or converted RSU will be set so as to preserve the fair market value of the New RSU on the date of the Planned Spin-Off (based on the closing price per share for the Company’s common shares in “regular way” trading on the NYSE on the date of the Planned Spin-Off). The converted and/or adjusted RSUs will be subject to substantially the same terms (including entitlement to any cash dividend equivalents, accrued but unpaid at the date of the Planned Spin-Off), vesting conditions and other restrictions, if any, that were applicable to the New RSUs prior to the Planned Spin-Off. Such terms will be enforceable by the Company, CareFusion and their respective affiliates, except as otherwise provided by the LTIP administrator in connection with the Planned Spin-Off.

Q14.	What happens to my New Options or New RSUs if I terminate employment with Cardinal Health?

Under the terms of the LTIP, you must be an employee of Cardinal Health or one of our affiliates on the grant date of the New Options in order to be eligible to receive such New Options. The grant date will occur promptly after expiration of the Offer. Each New Option will be granted under the LTIP and will be subject to substantially the same terms and conditions that we currently apply to options granted under the LTIP. The forms of the option grant agreements for New Options, setting forth the terms and conditions that will be applicable to the New Options, are included as exhibits to the Schedule TO that we have filed with the SEC and are available to Eligible Employees through the Cardinal Health Stock Option Exchange Offer Website and in paper materials delivered to Eligible Employees in certain jurisdictions. Generally, if an Eligible Employee ceases to be employed by us for reasons other than death, disability or retirement, any New Option held by such employee will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Employee’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for ninety (90) days after termination for any reason other than death, disability, retirement or, in certain cases, termination as a result of the Planned Spin-Off. (For more information, see Section III.2.)

Likewise, each New RSU will be subject to substantially the same terms and conditions that we currently apply to restricted share units granted to employees who work in France. The form of grant agreement for New RSUs and a supplemental guide for employees in France that summarizes the terms of New RSUs are included as an exhibit to the Schedule TO that we have filed with the SEC and in the paper materials delivered to Eligible Employees in France.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Cardinal Health or one of our affiliates (or, following the Planned Spin-Off, of CareFusion or any of its affiliates). The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of Cardinal Health, CareFusion or one of our or its affiliates until the grant date for the New Options or thereafter.

Effects of Participating in the Offer

Q15.	What does it mean to “tender” my options?

When we refer to you tendering your options, we mean that you have agreed to exchange your Eligible Options for New Options or New RSUs, as applicable, on the terms and subject to the conditions set forth in the Offer to Exchange. At the conclusion of the Offer, subject to the satisfaction of the conditions in the Offer, we intend to accept for exchange all Eligible Options that have been properly tendered.

Q16.	How do I participate in the Offer?

The Offer expires at 11:59 p.m., Eastern Time, on Friday, July 17, 2009. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. You may submit your election in the following ways:

•

By Internet. Any Eligible Employee (except for Eligible Employees working in France) may submit an election to exchange Eligible Options online at the Cardinal Health Stock Option Exchange Offer Website, which is available at https://cardinalhealth.equitybenefits.com. If you received an email announcement of the Stock Option Exchange Program, you are required to submit your election online if you elect to participate in the Offer (unless you are an Eligible Employee working in France). If you were sent paper materials relating to the Stock Option Exchange Program, you have the option of making your election either online or by returning your paper election form to the Company, as described below. Your email announcement or paper materials, as applicable, contain instructions for logging onto the website. Your online election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 17, 2009.

•

By Overnight Delivery, Mail, Fax or Email. Certain Eligible Employees will be sent paper materials relating to the Stock Option Exchange Program. These Eligible Employees (except for Eligible Employees working in France) may submit an election to exchange Eligible Options either online at the Cardinal Health Stock Option Exchange Offer Website, which is available at https://cardinalhealth.equitybenefits.com, or by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the materials. If you choose to submit your election online, it must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 17, 2009. If you choose to submit a paper election form, the Company must receive it by overnight delivery, mail, fax or email before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 17, 2009. Eligible Employees working in France may only submit their elections using a paper election form and may not use the Cardinal Health Stock Option Exchange Offer Website if they elect to participate in the Offer.

To submit a paper election form via mail, you must send the election form using regular mail or overnight delivery to the following address:

Cardinal Health, Inc.

Total Rewards

Attn: Stock Option Exchange Program

7000 Cardinal Place

Dublin, OH 43017

To submit a paper election form via fax, you must send the properly completed and signed and dated election form to the following fax number: 1-614-553-6233. To submit a paper election form via email, you must scan the properly completed and signed and dated election form into a pdf or similar file and email it to the following email address: StockOptionExchangeProgram@Cardinalhealth.com.

The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to shareholder approval of the Stock Option Exchange Program and our rights to extend, terminate and amend the Offer, we expect to accept all properly tendered option grants upon expiration of the Offer.

Q17.	If I elect to tender Eligible Options in the Offer, can I change or withdraw my election?

Yes. At any time before the expiration of the Offer you may change or withdraw your election. If we extend the Offer beyond 11:59 p.m. Eastern Time, on July 17, 2009, you may change or withdraw your tender of Eligible Options at any time until the expiration of the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest dated and properly submitted election we receive before the Offer expires on the expiration date. In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within forty (40) business days after the commencement of this Offer.

If you previously elected to participate in the Offer through the Cardinal Health Stock Option Exchange Offer Website at https://cardinalhealth.equitybenefits.com, you may change or withdraw your elections by returning to the Cardinal Health Stock Option Exchange Offer Website at https://cardinalhealth.equitybenefits.com and resubmitting the information on your election to participate. If you received paper materials and returned a paper election form, you may change or withdraw your elections by submitting a new election through the Cardinal Health Stock Option Exchange Offer Website or by submitting a new paper election form. Your election to change or withdraw a previous election must be received before the Offer expires. Your latest dated election that is properly completed and received before the expiration of the Offer will control. (For more information, see Sections III.4 and III.5.)

Q18.	Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. If you choose not to participate, you will keep all your options and will not receive any New Options or New RSUs, as applicable, under the Offer. No changes will be made to the terms of your current options. (For more information on specific tax issues, particularly if you hold U.S. incentive stock options, please see the tax discussion in Section III.8.)

Q19.	If I participate in the Offer, do I need to tender all of my Eligible Options?

No. If you elect to participate in the Offer, you may elect to tender any or all of your Eligible Options on a grant-by-grant basis. You may not elect to tender only a portion of an Eligible Option grant. However, you may choose to tender options granted on one grant date but not another grant date. (For more information, see Section III.4.)

Q20.	Will my decision to participate in the Offer have any impact on my ability to receive options in the future?

No. Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. (For more information, see Section III.1.)

Q21.	How can I find out what Eligible Options I hold?

Once you log in to the Cardinal Health Stock Option Exchange Offer Website, located at https://cardinalhealth.equitybenefits.com, by following the instructions that were either emailed or sent to you, you will be able to view your options that qualify as Eligible Options (assuming they continue to be outstanding on the expiration of the Offer). To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, we are providing you a list of your Eligible Options, which includes your Eligible Option grant dates, the exercise price of your Eligible Options and the number of shares subject to your Eligible Options. This information is also included on the election form in the paper materials that we delivered to certain Eligible Employees. The information provided regarding your Eligible Options is as of June 11, 2009 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options that you hold if your employment were to terminate.

Q22.	May I tender Eligible Options that have been transferred to another person or a trust?

Your individual stock option agreement(s) may permit you to transfer your stock options to a family member or a trust. Additionally, your stock options may have been transferred to a former spouse under a domestic relations order. However, only options that are held by an Eligible Employee qualify as Eligible Options. If your Eligible Options have been transferred to another person or a trust and you have full authority to tender the transferred Eligible Options (for example, as a trustee or custodian), we will consider these options held by you, and thus you may elect to tender these transferred Eligible Options. If you elect to tender any transferred Eligible Options, you will be representing to us that you have full authority to tender these transferred Eligible Options. If stock options have been transferred to your former spouse or you otherwise do not have full authority to tender transferred options, then you may not tender those options.

Q23.	What if my employment with the Company terminates before the expiration of the Offer?

To be an Eligible Employee, you must be employed by Cardinal Health or one of our affiliates through the expiration of the Offer. If you cease to be employed by us for any reason before the Offer expires, then you will no longer be eligible to participate in the Offer, and we will not accept your Eligible Options for exchange, regardless of whether you tendered Eligible Options before your termination of employment. Please note that if your employment with the Company terminates before the Offer expires, the existing terms of your option agreements and the plans under which your options were granted will govern the impact of employment termination on your options. If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the expiration of the Offer, whether because of termination of your employment or otherwise, that stock option will not be an “Eligible Option.” Only stock options that have not expired, terminated or been forfeited, that remain outstanding on the expiration of the Offer and that are held by a Cardinal Health employee will be “Eligible Options.”

Tenders of options that do not qualify as “Eligible Options” will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not they have been tendered) unless your agreements or option documents provide otherwise, and the Company will not accept any tenders of such terminated unvested options. The Company will determine whether options are Eligible Options for purposes of the Offer. (For more information, see Section III.1.) The information on the Cardinal Health Stock Option Exchange Offer Website, located at https://cardinalhealth.equitybenefits.com, will not be updated to reflect events after June 11, 2009, including employment terminations.

In addition, under the terms of the LTIP, you must be an employee of Cardinal Health or one of our affiliates on the grant date of the New Options or New RSUs, as applicable, which will occur promptly after expiration of the Offer.

Q24.	If I choose to participate, what will happen to my options that I tender?

If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the expiration of the Offer, those options will be cancelled if and when we accept them in exchange for New Options or New RSUs, as applicable, and you will no longer have any rights with respect to those options. (For more information, see Sections III.6 and III.12.)

Q25.	What happens to Eligible Options that I do not tender?

Eligible Options that are not exchanged for New Options or New RSUs because you choose not to participate in the Offer, do not validly tender your Eligible Options or withdraw a previous election before the Offer expires, or your options are not accepted for exchange, will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant, except that, as more fully explained in Question 30 below, the future tax treatment of any Eligible Options that you hold that are incentive stock options may be affected by the Stock Option Exchange Program. (For more information, see Sections III.4 and III.8.)

Q26.	When does the Offer expire? How will I know if the Offer is extended?

The Offer begins at 12:01 a.m., Eastern Time, on June 19, 2009 and is scheduled to expire at 11:59 p.m., Eastern Time, on July 17, 2009 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond 11:59 p.m., Eastern Time, on July 17, 2009. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. (For more information, see Sections III.1 and III.7.)

Q27.	If I participate in the Offer and my tendered options are accepted, when will I receive my New Options or New RSUs?

We expect to cancel all properly tendered Eligible Options on the same day that the Offer expires. The New Options and New RSUs will be granted promptly following the expiration of the Offer, likely no later than the first trading day immediately following the date on which the Offer expires. For example, the scheduled expiration date of the Offer is July 17, 2009, and we expect to accept and cancel all properly tendered Eligible Options on July 17, 2009 and to grant New Options and New RSUs no later than July 20, 2009. If the expiration date is extended, then the cancellation date and the New Option and New RSU grant date would be similarly extended. The number of shares subject to each New Option and each New RSU is not affected by the grant date because the exchange ratios are fixed and pre-established. Information regarding your New Options or New RSUs will be posted to your UBS OneSource online account as soon as administratively practicable after they are granted. (For more information, see Section III.6.)

Q28.	If the Offer is extended, how does the extension affect when I will receive my New Options or New RSUs?

If we extend the Offer, you will receive any New Options or New RSUs, as applicable, promptly after the expiration of any extension. (For more information, see Section III.7.)

Other Aspects of the Stock Option Exchange Program

Q29.	Why can’t you just grant Eligible Employees more options?

We designed the Offer to avoid the potential dilution in ownership to our shareholders that would result if we granted employees additional options to supplement their underwater options. Granting more options would increase our overhang of outstanding stock options, which would not be viewed favorably by our shareholders. In addition, issuing New Options without cancelling any previously granted options would increase our operating expenses, as we would need to expense both the New Options and the previously granted options, which would decrease our reported earnings and which could negatively impact our stock price. Because we believe that the Stock Option Exchange Program must balance the interests of our shareholders and our employees, we designed it in a manner intended to decrease the likelihood of incurring an increased or incremental accounting expense for the New Options.

Q30.	Will I owe taxes if I exchange my Eligible Options in the Offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, we advise all Eligible Employees who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Offer. Eligible Employees who are subject to certain tax regimes outside of the U.S. should read the information regarding the tax implications of the Stock Option Exchange Program that we have filed with the SEC and that are available to Eligible Employees through the Cardinal Health Stock Option Exchange Offer Website and in paper materials delivered to Eligible Employees in such jurisdictions.

Please note that any U.S. incentive stock options that are Eligible Options subject to the Offer but that you do not tender in response to this Offer will be treated as having been modified if the Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules as having been regranted. In those circumstances, the tax status of any incentive stock options that you hold may be affected. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options. (For more information, see Section III.8.)

Q31.	Does participating in the Offer involve any risks? Are there risks in deciding not to participate?

Yes. Participating in the Offer involves a number of risks, including the risk that the price of our common shares may increase to such an extent in the future that Eligible Options tendered and cancelled in the Offer might have been worth more than New Options granted in exchange for the Eligible Options that were tendered in the Offer, and the risk that you may not satisfy the vesting condition of the New Options that are exchanged for Eligible Options that are or would become vested. In addition, the Company is subject to a number of other risks and uncertainties, including risks relating to the Planned Spin-Off.

No assurances or predictions can be made about the future price of our common shares. In evaluating this Offer, you should keep in mind that the future performance of our common shares and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and our stock and companies in the healthcare sector, and the performance of our business, and you should also keep in mind the possibility that your options may remain underwater, may not become exercisable and/or may terminate if your employment terminates. Accordingly, there are also risks associated with keeping your Eligible Options and deciding not to participate in this Offer.

For more information about these risks as well as risks relating to the Company’s business in general, see Section II and the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Reports on Form 10-Q, as filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. We also recommend that you read the discussion about our business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent Annual Report on Form 10-K, and our most recent Quarterly Reports on Form 10-Q, as filed with the SEC. You also should review other developments relating to the Company and our business reported in Current Reports on Form 8-K, also filed with the SEC. Each of these filings is also available through the “Investors” tab on the Company’s website at http://www.cardinalhealth.com, at “Financials/SEC filings.” (For more information about the reports we file with the SEC, see Section III.18.)

Q32.	Is it likely that an Offer similar to this one will be made in the future?

No. The Company is making this Offer, in part, due to the current economic environment and other special circumstances surrounding the recent decline in the Company’s stock price. In addition, the Company is seeking to motivate and retain key employees and reinforce the alignment of employee and shareholder interests as the

Company and CareFusion prepare to operate as separate public companies following the Planned Spin-Off. Accordingly, while the Human Resources and Compensation Committee of the Board of Directors evaluates the Company’s compensation programs periodically, neither the Committee nor the Board has any current intention to make any similar offer in the future, and both expect this Offer to be a one-time event. We can provide no assurance as to the possible price of our common shares at any time in the future. We do not anticipate offering Eligible Employees another opportunity to exchange out-of-the-money options for replacement options.

Q33.	What interests do the directors and executive officers of Cardinal Health have in the Stock Option Exchange Program?

As described in the response to Question 3, current and former members of our Board of Directors and our named executives (those executive officers named in the Summary Compensation Table on page 38 of our proxy statement as filed with the SEC on May 18, 2009) are not eligible to participate in the Stock Option Exchange Program and may not tender Eligible Options in the Offer. The number of common shares subject to Eligible Options held as of June 11, 2009 by our current executive officers who are eligible to participate in the Offer is set forth in Section III.11.

Q34.	Do the Company and the Board of Directors recommend that I participate in the Offer?

Although our Board of Directors has approved the Stock Option Exchange Program and the Offer, neither the Company nor the Board of Directors makes any recommendation as to whether you should participate in the Offer. Similarly, neither the Company nor the Board of Directors makes any prediction about the future price of our common shares.

Q35.	Can I access the website from home?

Yes, you can access the Cardinal Health Stock Option Exchange Offer Website from any computer with internet access at the following address: https://cardinalhealth.equitybenefits.com. Upon commencement of the Offer you were sent an email or paper materials with information describing how to log in to this website. Please note that Eligible Employees working in France may only submit their elections using a paper election form and may not use the Cardinal Health Stock Option Exchange Offer Website if they elect to participate in the Offer.

Q36.	What if I am on vacation or leave of absence during the Offer period? Can I still participate?

Yes, but your election to participate must be submitted and received before the Offer expires at 11:59 p.m., Eastern Time, on July 17, 2009 (or, if we extend the Offer, a later date that we will specify). It is your responsibility to make sure that your election is received by the expiration deadline.

Q37.	What if I have additional questions?

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and other offer documents to Stock & Option Solutions in the United States or Canada at 1-800-936-5340 or internationally at 1-614-808-1620, or via email at StockOptionExchangeProgram@Cardinalhealth.com.

II. RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your Eligible Options and deciding not to tender them in the Offer. We describe some of those risks below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as well as our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009, is incorporated by reference into this Offer. Copies of these filings may be obtained as described in Section III.18. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

Portions of this Offer (including information incorporated by reference) include “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “project,” “will,” “could,” “would,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this Offer to Exchange and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The following discussion should be read in conjunction with the financial information in Section III.19, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K, 10-Q and 8-K.

Risks That Are Specific to This Offer

If you exchange Eligible Options for New Options or New RSUs, as applicable, in the Offer and your employment with the Company terminates before the New Options or New RSUs fully vest, you will forfeit any unvested portion of your New Options or New RSUs.

If you elect to participate in the Offer, none of the New Options or New RSUs, as applicable, you receive will be vested on the date of grant. Each New Option will be subject to a vesting schedule based on the vesting schedule of the Eligible Option being surrendered, but in all cases the New Options will be subject to a one-year vesting schedule. Each New RSU will be subject to a two-year vesting schedule. Generally, if you cease to be employed by us or one of our affiliates (or, following the Planned Spin-Off, with CareFusion or one of its affiliates), any New Options or New RSUs held by you will not continue to vest and any unvested portion of the New Options or New RSUs will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options or New RSUs in the Offer and your employment with us terminates for reasons other than death, disability or retirement before the New Options or New RSUs fully vest, you will forfeit any unvested portion of your New Options or New RSUs even if the Eligible Options surrendered in the Offer were vested at the time of the exchange.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Cardinal Health or one of our affiliates (including, after the Planned Spin-Off, CareFusion or one of its affiliates). The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the New Option or New RSU grant date or thereafter.

If the price of the Company’s common shares increases over time, the value of any New Options that you receive in the Offer may be less than the value of the Eligible Options that you surrendered in the Offer.

We have designed the Offer to make the granting of the New Options approximately accounting expense neutral to the Company. The exchange ratios of shares subject to Eligible Options surrendered in exchange for New Options granted have been determined in a manner intended to result in the grant of New Options that have a fair value (as determined under accounting rules) that is lower than the fair value of the Eligible Options they replace, calculated as of the time that we set the exchange ratios, as a result of our applying an adjustment that effectively discounts the fair value of the New Options. Consequently, each New Option will be, subject to vesting, exercisable for a number of shares that is lower than the number of shares subject to an Eligible Option for which the New Option is exchanged.

Because the number of shares that will be subject to a New Option is lower than the number of shares subject to an Eligible Option for which it is exchanged, it is possible that, at some point in the future, your surrendered Eligible Options would have been economically more valuable than the New Options granted in the Offer. For example, assume:

•	You have an option from 2003 to purchase 1,000 shares at an exercise price of $61.38, and an option from 2005 to purchase 1,500 shares at an exercise price of $58.88, and

•	The closing price of Cardinal Health common shares on the grant date of the New Option is $32.00.

As you can see in the chart below, by exchanging your 2003 grant, you would receive an option to purchase 201 shares at the new exercise price of $32 per share. And by exchanging your 2005 grant, you would receive an option to purchase 252 shares, also at $32 per share.

	Exercise price of Eligible Option	Shares subject to Eligible Option	Exercise price of New Options*	Exchange ratio	Shares subject to New Options
2003 grant	$61.38	1,000	$32.00	4.97-to-1	201
2005 grant	$58.88	1,500	$32.00	5.96-to-1	252

*	NOTE: The actual exercise price of New Options will be established on the day they are granted, promptly following the expiration of the Offer. These exercise prices are for illustrative purposes only.

As shown by the table below, depending on the price of our shares, the Eligible Options could have a higher realizable value than New Options granted in exchange for those Eligible Options, meaning that in certain cases you could have a greater pre-tax profit if you had retained the Eligible Options, exercised them and immediately sold the shares, than if you had exchanged them for New Options, exercised the New Options and sold the shares. The share price at which the Eligible Options become more valuable than New Options depends upon a number of factors, including the exercise price of the Eligible Option and the New Option and the applicable exchange ratio. The table below illustrates how the value of the hypothetical grants described above would change with different stock prices:

	2003 Grant		2005 Grant
If the stock is at:	Potential gain on original Eligible Option to purchase 1,000 shares at existing exercise price of $61.38:	Potential gain on New Option to purchase 201 shares at hypothetical exercise price of $32.00:	Potential gain on original Eligible Option to purchase 1,500 shares at existing exercise price of $58.88:	Potential gain on New Option to purchase 252 shares at hypothetical exercise price of $32.00:
Less than $32.00	0	0	0	0
$32.00	0	0	0	0
$37.00	0	$1,005	0	$1,260
$42.00	0	$2,010	0	$2,520
$47.00	0	$3,015	0	$3,780
$52.00	0	$4,020	0	$5,040
$57.00	0	$5,025	0	$6,300
$62.00	$620	$6,030	$4,680	$7,560
$67.00	$5,620	$7,035	$12,180	$8,820
$72.00	$10,620	$8,040	$19,680	$10,080
$77.00	$15,620	$9,045	$27,180	$11,340

Note that the foregoing example is provided by way of information only. Amounts shown as “potential gain” represent hypothetical values before taking into account the effect of income taxes and brokerage commissions, based on the assumption that options are exercised and the Cardinal Health common shares received upon the option exercise are sold at the share prices indicated in the left hand column. This example does not reflect adjustments in the number and kind of shares subject to options and the exercise price of options that will occur at the time of the Planned Spin-Off. In the event that the Company completes the Planned Spin-Off, each New Option will be adjusted pursuant to Section 16(a) of the LTIP. Those adjustments will be made to all outstanding stock options held by active employees, regardless of whether those options are eligible to participate in the Stock Option Exchange Program and regardless of whether the options are exchanged for New Options in the program.

If the price of the Company’s common shares increases over time, the value of any New RSUs that you receive in the Offer may be less than the value of the Eligible Options that you surrendered in the Offer.

We have designed the Offer to make the granting of the New RSUs approximately accounting expense neutral to the Company. The exchange ratios of shares subject to Eligible Options surrendered in exchange for New RSUs granted have been determined in a manner intended to result in the grant of New RSUs that have a fair value (as determined under accounting rules) that is lower than the fair value of the Eligible Options they replace, calculated as of the time that we set the exchange ratios, as a result of our applying an adjustment that effectively discounts the fair value of the New RSUs. Consequently, each New RSU will be, subject to vesting, exercisable for a number of shares that is lower than the number of shares subject to an Eligible Option for which the New RSU is exchanged.

Because the number of shares that will be subject to a New RSU is lower than the number of shares subject to an Eligible Option for which it is exchanged, it is possible that, at some point in the future, your surrendered Eligible Options could have a higher realizable value than New RSUs granted in exchange for those Eligible Options. For example, if you exchange an option to purchase 1,000 shares with an exercise price of $61.38, you would receive 42 New RSUs. Assume, for illustrative purposes only, that the price of our common shares increases to $77.00 per share. Under this example, if you had kept your Eligible Options, exercised them for our common shares and immediately sold the shares at $77.00 per share, you would have realized pre-tax gain of $15,620, but if you exchanged your Eligible Options, and sold the shares subject to the New RSU grant at $77.00 per share, you would realize only a pre-tax gain of $3,234.

If the Company is acquired by, merges with or acquires another company, the value of the New Options or New RSUs, as applicable, that you receive in the Offer may ultimately be less than the value of the Eligible Options that you surrendered in the Offer.

A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our common shares. Depending on the structure and terms of this type of transaction, holders of Eligible Options who elect to participate in the Offer might receive less of a benefit from the appreciation in the price of our common shares resulting from the merger or acquisition. This could result in a greater financial benefit for those holders of Eligible Options who did not participate in this Offer and retained their Eligible Options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if you cease to be employed by us for reasons other than death, disability or retirement, any New Options or New RSUs held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options or New RSUs in the Offer and your employment with us terminates before the New Options or New RSUs fully vest, you will forfeit any unvested portion of your New Options or New RSUs even if the Eligible Options surrendered in the Offer were vested at the time of the exchange. Finally, there is no certainty as to how options or other equity awards, and in particular unvested equity awards, will be treated in any such merger or acquisition. Thus, it is possible that the treatment of New Options or New RSUs in any such transaction may be less favorable than the treatment of Eligible Options.

The exchange ratio used in the Offer may not accurately reflect the value of your Eligible Options at the time of their exchange. Additionally, the New Options and New RSUs are likely to have a fair value that is lower than the fair value of the Eligible Options they replace.

The calculation of the exchange ratio for the Eligible Options in the Offer was based on a valuation method that we apply for accounting purposes and that relies on numerous assumptions, to which we then applied an adjustment that effectively discounts the fair value of the New Options and New RSUs. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an Eligible Option may have varied from the applicable exchange ratio reflected in this Offer. Additionally, as a result of our applying an adjustment in the valuation method, New Options and New RSUs will have a fair value (as determined under accounting rules), calculated as of the time that we set the exchange ratios, that is lower than the fair value of the Eligible Options they replace. The valuation method that we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through Eligible Options, New Options or New RSUs.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences of participating in the Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You should read the country-specific information set forth in exhibits to the Schedule TO that we filed with the SEC and that is available to Eligible Employees through the Cardinal Health Stock Option Exchange Offer Website and in

paper materials delivered to Eligible Employees in certain jurisdictions. These materials discuss the tax and social insurance consequences and other issues related to participation in the Offer for your country of residence. You are encouraged to consult your own tax advisors to discuss these consequences.

If you have U.S. incentive stock options, the tax treatment of New Options may not be as favorable, and if the Offer extends for more than 30 calendar days, the tax status of any incentive stock options that you hold may be affected.

Because all New Options issued in the Offer will be U.S. nonqualified stock options, an individual’s tax treatment upon exercise of the New Options may differ from the treatment otherwise applicable to the surrendered Eligible Options. An Eligible Employee who is subject to U.S. tax and participates and receives the New Options will recognize ordinary income upon exercise of the New Options equal to the excess, if any, of the fair market value of the purchased common shares on the exercise date over the exercise price paid for those shares. If the Eligible Employee is subject to U.S. income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the shares resulting from the exercise of the New Options, the Eligible Employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the shares were held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon acquisition of the shares.

Any U.S. incentive stock options that are Eligible Options subject to the Offer but that you do not tender in response to this Offer will be treated as having been modified if the Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules as having been regranted. In those circumstances, the tax status of any incentive stock options that you hold may be affected even if you elect not to participate in the Offer. Any U.S. incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options for purposes of determining its U.S. income tax treatment. See Section III.8 for more information.

Risks Relating to Our Business Generally

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as well as our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009, and also the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our website at the investor page at http://www.cardinalhealth.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you without charge to you. See Section III.18 for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

III. THE OFFER

The following information provides important additional details regarding the Offer.

1.	General; Eligibility; Offer Expiration Time

Cardinal Health is offering certain employees a limited opportunity to exchange certain employee stock options for New Options covering a lesser number of Cardinal Health common shares. Eligible Employees who work in France may elect to exchange Eligible Options for New RSUs covering a lesser number of Cardinal Health common shares. The Offer is described in and subject to the terms and conditions set forth in this Offer to Exchange.

Eligible Employees. With the exception of the excluded individuals described below, all current employees who hold Eligible Options of Cardinal Health and our affiliates, worldwide, who are employed by us or one of our affiliates on the date we commence the Offer, and who continue to be employed by us or one of our affiliates through the expiration of the Offer, will be eligible to participate in the program.

Employees on vacation or an approved leave of absence during the Offer period may participate in the Offer. All Eligible Employees, including those on vacation or on leave during the Offer period, are subject to the same deadline to tender Eligible Options pursuant to this Offer.

Current and former members of our Board of Directors and our named executives (i.e., those executive officers named in the compensation tables included in the last proxy statement that we filed with the SEC) are not eligible to participate in the Stock Option Exchange Program. Executive officers who were not named in the compensation tables included in the last proxy statement that we filed with the SEC are eligible to participate in the Stock Option Exchange Program. Optionholders whom we employ in China are not Eligible Employees, as we determined that it would not be consistent with our compensation policies and objectives to make the Offer available in China. Although we currently intend otherwise to include all Eligible Employees in the Offer, we may exclude certain international employees from the Offer if we determine that extending the Offer to them would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices.

Eligible Options. We are offering to exchange only Cardinal Health stock options that are Eligible Options. Eligible Options are stock options exercisable for Cardinal Health common shares that:

•

were granted before June 19, 2008 (that is, more than one year prior to the start date of the Offer), including options granted under any Cardinal Health equity compensation plan and options that we assumed in any merger;

•	have an exercise price that is greater than $56.45 per share, which is the highest price at which our common shares have traded during the 52 week period preceding the start date of the Offer;

•	are scheduled to expire after August 31, 2010; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee as of the start date of the Offer and at the time the Offer expires.

Eligible Options include vested and unvested options, and U.S. incentive stock options as well as nonqualified stock options. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

The equity incentive plans under which Eligible Options have been granted include the following plans adopted by us, as well as various equity incentive plans assumed by us in connection with corporate acquisitions (collectively, the “Plans”):

•	the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008;

•	the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended; and

•	the Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended.

The Company will determine which stock option grants are Eligible Options under the Stock Option Exchange Program for purposes of the Offer.

If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the date the Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option. Only stock options that have not expired, terminated or been forfeited, that remain outstanding on the date the Offer expires and that are held by a Cardinal Health employee will be Eligible Options.

To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, we are providing you a list of your Eligible Options, which includes your Eligible Option grant dates, the exercise price of your Eligible Options and the number of shares subject to your Eligible Options. This information will be available to you once you log in to your password-protected personalized election page on the Cardinal Health Stock Option Exchange Offer Website. You will need to follow the instructions that were either emailed or sent to you to access your personal information on the Cardinal Health Stock Option Exchange Offer Website. This information also is set forth on the election form in the paper materials that we delivered to certain Eligible Employees. Please note that if your employment with the Company terminates before the Offer expires, the existing terms of your option agreements and the Plans will govern the impact of employment termination on your options. The information regarding your Eligible Options provided on the Cardinal Health Stock Option Exchange Offer Website or set forth in the paper materials sent to certain Eligible Employees is as of June 11, 2009 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options that you hold if your employment were to terminate.

Tenders of options that do not qualify as Eligible Options will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not they have been tendered) unless your agreements or option documents provide otherwise, and the Company will not accept any tenders of such terminated unvested options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Offer Expiration Time. The Offer begins at 12:01 a.m., Eastern Time, on June 19, 2009 and is scheduled to remain open until 11:59 p.m., Eastern Time, on July 17, 2009 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond July 17, 2009. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. See Section III.7 for a description of our rights to extend, delay, terminate and amend the Offer.

Although we currently have no intention to do the following, we will publish a notice if we decide to:

•	increase or decrease the exchange ratio for your Eligible Options;

•	change the number or type of options eligible to be tendered in the Offer; or

•

increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the number of common shares issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

If the Offer is scheduled to expire within ten (10) business days after the date on which we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten (10) business days after the date the notice is published.

Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by email and employee announcements and by making any appropriate filings with the SEC.

A “business day” means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight) Eastern Time.

No Impact on Future Awards. Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. Eligibility for future option grants and equity awards will remain subject to the discretion of the Company and will not depend on whether you participate in the Offer. In general, the Company has historically granted equity compensation to selected officers and employees and expects to continue to do so.

2.	Source and Amount of Consideration; Terms of New Options and New RSUs

Source of Consideration. New Options and New RSUs issued in exchange for Eligible Options will be issued under the LTIP. A copy of the LTIP was filed as Exhibit 10.1 to a Quarterly Report on Form 10-Q that we filed with the SEC on November 7, 2008.

Amount of Consideration. The Stock Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering an outstanding Eligible Option will receive a New Option that is unvested and that, once vested, will be exercisable for a lesser number of common shares than the Eligible Option surrendered in exchange for it. The number of shares underlying a surrendered Eligible Option necessary to receive one share underlying a New Option is referred to as the “exchange ratio.”

Each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio that is set forth in Schedule A at the end of this Offer to Exchange.

The exchange ratio applicable to each of your Eligible Options and the number of shares subject to each New Option that you can receive in exchange for each of your Eligible Options is set forth on the Cardinal Health Stock Option Exchange Offer Website and, if you received paper materials, on your paper election form.

For Eligible Employees who work in France, each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio for the number of shares that will be subject to New RSUs, as set forth in Schedule B at the end of this Offer to Exchange. If you are an Eligible Employee working in France, the paper election form sent to you sets forth the exchange ratio applicable to each of your Eligible Options and the number of shares subject to each New RSU that may be granted in exchange for each of your Eligible Options.

Further Information Regarding the Exchange Ratios. The exchange ratios of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to this Offer have been determined in a manner intended to result in the grant of New Options that have a fair value that is lower than the fair value of the Eligible Options surrendered in the exchange, based on valuation assumptions made shortly before the start of the Offer. These ratios are designed to decrease the likelihood of incurring incremental accounting expense in connection with the grant of New Options.

We based the exchange ratios on the fair value of the Eligible Options and the fair value of New Options, using the valuation assumptions described below, and we then increased the number of shares subject to Eligible Options that must be tendered by a “discount” factor of approximately 15%. For example, if an Eligible Option is exercisable for 250 shares and the Eligible Option has a fair value of $4 per share, and a New Option has a fair value of $10 per share subject to it, the ratio of Eligible Options to New Options is 2.875 to 1 (that is, $10 divided by $4, then increased by 15%), so the Eligible Option could be exchanged for a New Option covering 87 shares (250 shares divided by 2.875 rounded to the nearest whole share). We applied this discounting approach to account for potential changes in fair value that may arise between the date on which the exchange ratios are calculated and the grant date of the New Options immediately following the conclusion of the Offer to decrease the likelihood of incurring incremental accounting expense in connection with the grant of New Options.

The fair value of Eligible Options and New Options was calculated using what is termed a “lattice valuation model,” which takes into account many variables, such as the market price volatility of our common shares, expected forfeiture rate, risk-free interest rates, expected dividends and the expected term of an option. This is the same model that we use for financial reporting purposes. Under the lattice valuation model, the exchange ratios do not necessarily increase as the exercise price of the option increases.

For purposes of determining the exchange ratios shown in the table above, we calculated the fair value of the Eligible Options and New Options using a lattice valuation model, using the following factors:

•	original exercise price;

•	assumed value of $30.84 per share of our common shares (the closing price on the NYSE on June 11, 2009);

•	expected implied volatility of our common shares of 30.0% to 39.1%;

•	the remaining term for the Eligible Options and a term for the New Options equal to the longer of three years from the grant date or the remaining term of the Eligible Options;

•	risk-free rate of 0.2% to 3.9%; and

•	expected $0.175 quarterly dividends.

After calculating the values of the Eligible Options and the New Options under the lattice valuation model using the factors listed above, we divided the value of the New Options by the value of the Eligible Options to obtain a ratio, and we then multiplied the resulting ratio by 1.15 so that the exchange ratios result in the fair value of New Options effectively being discounted from the fair value of Eligible Options for which they may be exchanged, calculated as of June 11, 2009. We applied this discounting approach to account for potential changes in fair value that may arise between the date on which the exchange ratios are calculated and the grant date of the New Options immediately following the conclusion of the Offer to decrease the likelihood of incurring incremental accounting expense in connection with the grant of New Options.

The same methodology used to determine the exchange ratios for New Options has been used to determine the exchange ratios for New RSUs that may be granted to Eligible Employees who work in France.

Terms of New Options and New RSUs. Each New Option and New RSU will be granted under the LTIP and will have substantially the same terms and conditions that we currently apply to awards granted under the LTIP, except as described below. Your election to tender Eligible Options in exchange for New Options or New RSUs, as applicable, constitutes your agreement to and acceptance of the terms and conditions of the New Options or New RSUs upon grant. The forms of the grant agreements setting forth the terms and conditions that will be applicable to the New Options (U.S. and international) are available on the Cardinal Health Stock Option Exchange Offer Website, and the applicable form is included in the paper materials sent to certain Eligible Employees. The form of the grant agreement setting forth the terms and conditions that will be applicable to New RSUs is included in the paper materials sent to Eligible Employees working in France. In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a New Option and the differences for non-U.S. employees discussed below, the New Options will have the following terms:

•	Each New Option will have an exercise price equal to the closing price of our common shares on the date the New Options are granted, which will occur promptly after the expiration of the Offer;

•	Each New Option will be, subject to vesting, exercisable for a lesser number of shares than were subject to the Eligible Option for which it is exchanged;

•

Each New Option will not be vested and will not be exercisable on the date it is granted and will have a new vesting condition of the longer of one year from the New Option’s grant date and the remaining period of the original vesting term of the Eligible Option for which it is exchanged, with vesting conditioned upon your continued employment with Cardinal Health or one of our affiliates (including, after the Planned Spin-Off, CareFusion or one of its affiliates); and

•

The term of each New Option will be the longer of three years from the grant date and the remaining term of the Eligible Option for which it is exchanged, subject to earlier expiration upon termination of employment under certain circumstances.

In order to address local requirements and tax and other regulatory issues in a manner consistent with our compensation policies and practices, we have varied the terms of the New Options for employees in the following jurisdictions:

•

For employees who work in France, we are providing for the grant of New RSUs instead of New Options in order to address tax and other regulatory considerations in a manner consistent with our compensation policies and objectives. Each New RSU will be subject to a two-year vesting schedule. Additionally, you will generally not be able to sell the shares acquired at vesting until four years from the New RSU grant date.

•	For employees resident in Italy and Switzerland, New Options may only be exercised using a cashless exercise for cash.

Further information regarding the terms applicable to New Options and New RSUs is set forth below. In addition, Eligible Employees who are not employed in the U.S. should read the country-specific information set forth in exhibits to the Schedule TO that we filed with the SEC and that is available to Eligible Employees through the Cardinal Health Stock Option Exchange Offer Website and in paper materials delivered to Eligible Employees in such jurisdictions.

Exercise Price. The Offer will extend for at least twenty (20) business days after it is commenced. The New Options will be granted promptly following the conclusion of the Offer, likely no later than the first trading day immediately following the date on which the Offer concludes. All New Options will have an exercise price equal to the closing price of our common shares on the NYSE on the grant date for the New Options, which will be the closing price reported on a consolidated basis on the NYSE on the grant date. The terms of the Stock Option Exchange Program, including the date that the Offer concludes, are subject to governmental requirements which could result in concluding the Offer at a later date. Additionally, the Human Resources and Compensation Committee of the Board of Directors may otherwise decide to amend, postpone or not proceed with the commencement of the Offer, or under certain circumstances, cancel the Offer once it has commenced. See Section III.9 for a description of conditions to the Offer. The closing price of our common shares on the NYSE on June 11, 2009 was $30.84 per share.

Vesting. Our employee stock options cannot be exercised until after they vest, with vesting based upon the employee’s continued employment with us or one of our affiliates (or, following the Planned Spin-Off, with CareFusion or one of its affiliates). None of the New Options will be vested on the date of grant. Each New Option will have a new vesting condition of the longer of one year from the New Option’s grant date and the remaining period of the original vesting term of the Eligible Option for which it is exchanged, with vesting conditioned upon your continued employment with Cardinal Health or one of our affiliates (including, after the Planned Spin-Off, CareFusion or one of its affiliates). If an Eligible Option that is fully vested is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with the Company or one of our affiliates (or CareFusion or one of its affiliates) through the vesting date. If an Eligible Option that is in part vested and in part unvested is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest in corresponding increments, subject to the one-year initial vesting provision (with each vesting increment of such New Option representing the same percentage of shares covered by the corresponding increment of the Eligible Option). These vesting terms are shown in the table below:

If the vesting status of the Eligible Option is:	Then the corresponding increment of the New Option will:
Vested or scheduled to vest within one year of the grant date of the New Option	Vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with the Company or one of our affiliates (or CareFusion or one of its affiliates) through the vesting date.

Scheduled to vest more than one year following the grant date of the New Option	Vest and become exercisable according to the same vesting schedule of the corresponding increment of the Eligible Option, assuming continued employment with the Company or one of our affiliates (or CareFusion or one of its affiliates) through the vesting date.

For example, if you hold an Eligible Option that was originally granted on August 15, 2007, that vests in three equal increments (i.e., each increment representing 33-1/3 percent of the shares covered by the Eligible Option) and that you have not exercised any portion of, one-third of the shares subject to that Eligible Option are fully vested, one-third are scheduled to vest on August 15, 2009 and one-third are scheduled to vest on August 15, 2010. If a New Option is granted on July 20, 2009 in exchange for that Eligible Option, the New Option will vest in three increments as follows: two of the three increments, representing 66-2/3 percent of the shares covered by the New Option, will vest and become exercisable on July 20, 2010 (i.e., one year from the grant date of the New Option), and the remaining increment, representing 33-1/3 percent of the shares covered by the New Option, will vest and become exercisable on August 15, 2010 (i.e., on the original vesting schedule).

Each New RSU will be subject to a two-year vesting schedule.

You should also keep in mind that if you exchange Eligible Options for New Options or New RSUs and you cease to be employed by Cardinal Health or one of our affiliates (including, after the Planned Spin-Off, CareFusion or one of its affiliates) before the shares subject to the New Options or New RSUs vest, you generally will forfeit any unvested portion of your New Options or New RSUs, even if the Eligible Options that you surrendered to receive the New Options or New RSUs were vested at the time the Eligible Options were surrendered.

Term. The term of each New Option will be the longer of three years from the grant date and the remaining term of the Eligible Option for which it is exchanged, subject to earlier expiration upon termination of employment under certain circumstances. Generally, if an Eligible Employee ceases to be employed by us for reasons other than death, disability or retirement, any New Option held by such employee will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Employee’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for ninety (90) days after termination for any reason other than death, disability, retirement or, in certain cases, termination as a result of the Planned Spin-Off. Nothing in the Offer should be construed to confer upon you the right to remain an employee of the Company or one of our affiliates (or, following the Planned Spin-Off, of CareFusion or any of its affiliates). The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of Cardinal Health, CareFusion or one of our or its affiliates until the grant date for the New Options or thereafter.

Other Terms and Conditions. The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date (for U.S. and international grantees) and otherwise governed by the terms and conditions of the LTIP. The terms of New RSUs are summarized in a supplemental guide for employees in France that is included as an exhibit to the Schedule TO that we have filed with the SEC and in the paper materials delivered to Eligible Employees in France. New Options will be characterized for U.S. federal income tax purposes as nonqualified stock options. The common shares issuable under the New Options and New RSUs are currently registered on a registration statement filed with the SEC.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF CARDINAL HEALTH OR ONE OF OUR AFFILIATES. THE TERMS OF YOUR EMPLOYMENT WITH US ARE NOT AFFECTED OR CHANGED BY THE OFFER. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN AN EMPLOYEE OF CARDINAL HEALTH, CAREFUSION OR ONE OF OUR OR ITS AFFILIATES UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR NEW RSUs OR THEREAFTER.

GENERALLY, IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS OR NEW RSUs AND YOU CEASE TO BE EMPLOYED BY US BEFORE THE NEW OPTIONS OR NEW RSUs VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS OR NEW RSUs.

3.	Purpose

We are implementing the Stock Option Exchange Program to motivate and retain key employees and reinforce the alignment of employee and shareholder interests at this critical time as we and CareFusion prepare to operate as separate public companies. Granting New Options in exchange for the surrender and cancellation of Eligible Options also will reduce outstanding stock option “overhang” and allow us to recapture value from accounting compensation costs while not creating additional compensation expense.

Our equity compensation programs are offered to many of our employees in order to emphasize pay-for-performance in long-term incentives and to more closely align our employees’ interests with our shareholders’ interests. We believe that it is critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of our employees’ interests with those of our shareholders, especially as Cardinal Health and CareFusion prepare to operate as separate public companies following the Planned Spin-Off. However, many of our employee stock options are significantly “out of the money” or “underwater” because our stock price has declined since we granted the Eligible Options.

We believe the significant decline in our stock price is likely due to several factors, including most recently, the impact of the global economy on our businesses and the broader stock markets. Specifically, as a result of the declining economic conditions, our Clinical and Medical Products segment has observed a slow-down in demand for certain products due to hospitals delaying capital equipment purchase decisions. In addition, we have seen some moderation in growth within certain markets served by our Healthcare Supply Chain Services segment. For more information on these factors, see the discussions of our results of operations in our Form 10-K for the fiscal year ended June 30, 2008, as well as our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009, and our Forms 8-K filed since June 30, 2008, each of which is available at the SEC’s website at http://www.sec.gov or on our website at the investor page at http://www.cardinalhealth.com.

We believe these underwater options do not effectively serve the long-term incentive, motivation and retention objectives that they were intended to provide. The Stock Option Exchange Program is an important component in our strategy to more closely align employee and shareholder interests through our equity compensation programs by providing renewed incentives to our employees who participate in the Stock Option Exchange Program. Tendering your Eligible Options in the Offer will provide you with a means of exchanging significantly underwater options for New Options covering a lesser number of shares but with an exercise price that is equal to the market price of our common shares on the date they are granted, which will be promptly after the expiration of the Offer. The Stock Option Exchange Program also is intended to enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by increasing the motivation of our employees generally, and by more closely aligning employee and shareholder interests through our equity compensation programs. To address tax and other regulatory considerations in a manner consistent with our compensation policies and objectives, we are offering New RSUs instead of New Options to Eligible Employees who work in France.

The Stock Option Exchange Program is designed to permit the Company to achieve the following objectives:

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Provide renewed incentives to our employees who participate in the Stock Option Exchange Program. As of June 11, 2009, the closing price of our common shares on the NYSE was $30.84 per share and the weighted average exercise price of Eligible Options was $64.84 per share. As of that date, approximately 43.3% of our stock options, representing 12.8 million shares, held by Eligible Employees had exercise prices greater than the 52-week high trading price of our common shares of $56.45 per share. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees for the longer term. We believe the Stock Option Exchange Program will enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by increasing the motivation of our employees generally, and by more closely aligning employee and shareholder interests through our equity compensation programs. Motivating and retaining employees following the Planned Spin-Off is particularly critical to Cardinal Health and CareFusion as each sets out to deliver on its more focused strategy, and we believe that our equity compensation programs are a critical tool in this regard.

•

Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. Assuming that Eligible Options include options granted prior to June 19, 2008 and have exercise prices above the current 52-week high trading price of our common shares of $56.45, as of June 11, 2009, Eligible Options to purchase an aggregate of 12.8 million common shares were held by Eligible Employees. These Eligible Options have exercise prices ranging from $56.78 to $77.39 per share, a weighted average exercise price of $64.84 per share and a weighted average remaining term of 3.70 years per share. These Eligible Options comprised approximately 43.3% of the 29.6 million common shares subject to outstanding stock options as of that date. We believe that having these underwater options remain outstanding does not serve the interests of our shareholders and does not provide the benefits intended by our equity compensation program. By replacing the Eligible Options with New Options covering a lesser number of shares, our overhang will decrease.

•

Recapture value from accounting compensation costs that we already are incurring with respect to outstanding underwater stock options. The Eligible Options were granted with exercise prices equal to the grant date market value of common shares underlying them. Under applicable accounting rules, we will recognize a total of more than $200 million in compensation expense related to these underwater options, $26 million of which we would recognize after our Fiscal 2009 third quarter even if these options remain underwater and are never exercised and the rest of which we have already recognized. We believe it is not desirable to continue to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have limited retentive or incentive value with options with a lower exercise price, while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), we will be making more efficient use of our resources.

4.	Procedures for Tendering Eligible Options

The Offer expires at 11:59 p.m., Eastern Time, on Friday, July 17, 2009. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. You may submit your election in the following ways:

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By Internet. Any Eligible Employee (except for Eligible Employees working in France) may submit an election to exchange Eligible Options online at the Cardinal Health Stock Option Exchange Offer Website, which is available at https://cardinalhealth.equitybenefits.com. If you received an email announcement of the Stock Option Exchange Program, you are required to submit your election online if you elect to participate in the Offer (except for Eligible Employees working in France). If you were sent paper materials relating to the Stock Option Exchange Program, you have the option of making your election either online or by returning your paper election form to the Company, as described below. Your email announcement or paper materials, as applicable, contain instructions for logging onto the website. Your online election must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 17, 2009.

•

By Overnight Delivery, Mail, Fax or Email. Certain Eligible Employees will be sent paper materials relating to the Stock Option Exchange Program. These Eligible Employees (except for Eligible Employees working in France) may submit an election to exchange Eligible Options either online at the Cardinal Health Stock Option Exchange Offer Website, which is available at https://cardinalhealth.equitybenefits.com, or by completing and returning a paper election form to the Company by overnight delivery, mail, fax or email, according to the instructions contained in the materials. If you choose to submit your election online, it must be submitted and received before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 17, 2009. If you choose to submit a paper election form, the Company must receive it by overnight delivery, mail, fax or email before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 17, 2009. Eligible Employees working in France may only submit their elections using a paper election form and may not use the Cardinal Health Stock Option Exchange Offer Website if they elect to participate in the Offer.

To submit a paper election form via mail, you must send the election form using regular mail or overnight delivery to the following address:

Cardinal Health, Inc.

Total Rewards

Attn: Stock Option Exchange Program

7000 Cardinal Place

Dublin, OH 43017

To submit a paper election form via fax, you must send the election form to the following fax number: 1-614-553-6233. To submit a paper election form via email, you must send the election form to the following email address: StockOptionExchangeProgram@Cardinalhealth.com.

The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer.

If you elect to participate in the Offer, you may elect to tender your Eligible Options on a grant-by-grant basis. So, if you elect to tender any Eligible Options granted to you on a particular grant date, you must tender all Eligible Options granted to you for that grant date to the extent not previously exercised. However, you may choose to tender options granted on one grant date but not another grant date.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.

If you submit your election to participate through the Cardinal Health Stock Option Exchange Offer Website, an election confirmation will be generated. You should print and save a copy of the confirmation for your records. If you receive paper materials and you submit your election, change your election or withdraw your election via means other than the Cardinal Health Stock Option Exchange Offer Website, we intend to send you a confirmation within a reasonable time. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal of your election. If you use overnight delivery or mail, we recommend that you use a delivery method that can be tracked by the delivery carrier. You can confirm the receipt of your paper election by calling Stock & Option Solutions in the United States or Canada at 1-800-936-5340 or internationally at 1-614-808-1620 or by sending an email to StockOptionExchangeProgram@Cardinalhealth.com.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. Subject to shareholder approval of the Stock Option Exchange Program and our rights to extend, terminate and amend the Offer, we expect to accept all properly tendered option grants upon expiration of the Offer.

Electing Not to Participate. Participation in the Offer is voluntary, and there are no penalties for electing not to tender any of your Eligible Options. If you do not want to tender your options in the Offer, you do not need to do anything. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If we do not receive a valid election from you by the Offer expiration time, you will be deemed to have rejected this Offer. Any Eligible Options that you do not validly tender will remain outstanding on the same terms and conditions on which they were granted, except that, as more fully explained in Section III.8 below, the future tax treatment of any Eligible Options that you hold that are incentive stock options may be affected by the Offer. If we do not receive either the paper election materials or your online election before 11:59 p.m., Eastern Time, on the expiration date, which is currently July 17, 2009, we will interpret this as your election not to participate in the Offer, and none of your Eligible Option will be exchanged for New Options or New RSUs, as applicable. We are under no obligation to contact you to confirm your election not to participate.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of Eligible Options. We may reject any or all tenders of Eligible Options that we determine were not properly effected or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered Eligible Options that are not properly withdrawn. We may waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Employee tendering the Eligible Options or waived by us. Neither we nor any other person are obligated to give notice of receipt of any election or of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Our Acceptance Constitutes an Agreement. Your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered options, the options automatically will be cancelled and rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights with respect to the Eligible Options. Your election to tender Eligible Options in exchange for New Options or New RSUs, as applicable, constitutes your agreement to and acceptance of the terms and conditions of the New Options or New RSUs, as applicable, upon grant.

5.	Withdrawal Rights and Change of Elections

If you elect to tender Eligible Options in the Offer and later change your mind, you may change or withdraw your election at any time before the expiration of the Offer provided that you comply with the provisions of this Section III.5. If we extend the Offer, you may change or withdraw your tender of Eligible Options at any time until the expiration of the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest dated election that is properly completed and received before the expiration of the Offer. In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within forty (40) business days after the commencement of this Offer.

You may change or withdraw a previous election that you submitted through the Cardinal Health Stock Option Exchange Offer Website at https://cardinalhealth.equitybenefits.com by returning to the Cardinal Health Stock Option Exchange Offer Website at https://cardinalhealth.equitybenefits.com, changing your elections or indicating that you are not electing to exchange any of your Eligible Options and resubmitting the information on your election to participate. Your online election to change or withdraw a previous election must be submitted and received before the expiration deadline of 11:59 p.m., Eastern Time, on July 17, 2009 (or such later date as may apply if the Offer is extended). If you received paper materials and returned a paper election form, you may change or withdraw your elections by submitting a new paper election form or by submitting an election through the Cardinal Health Stock Option Exchange Offer Website (except that Eligible Employees working in France may only submit a paper election form to change or withdraw their elections). Your election to change or withdraw a previous election must be received before the expiration deadline of 11:59 p.m., Eastern Time, on July 17, 2009 (or such later date as may apply if the Offer is extended). Your latest dated election that is properly completed and received before the expiration of the Offer will control.

If you withdraw a previous election to tender Eligible Options, that withdrawal election may not be revoked after the Offer expires. Neither we nor any other person is obligated to give you notice of any errors in any change of election or withdrawal submitted by you, and no one will be liable for failing to give notice of any errors. We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

6.	Acceptance of Eligible Options for Exchange; Issuance of New Options and New RSUs

Acceptance. If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the date the Offer expires, those options will be cancelled when we accept them for payment and you will no longer have any rights with respect to those options.

Timing of Acceptance. Subject to our rights to extend, terminate and amend the Offer before the date the Offer expires and to the satisfaction of or our waiver of all of the conditions to the Offer, including shareholder approval of the Stock Option Exchange Program, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn.

Issuance of New Options and New RSUs. We expect to cancel all properly tendered Eligible Options on the same day that the Offer expires. The New Options and New RSUs will be granted promptly following the expiration of the Offer, likely no later than the first trading day immediately following the date on which the Offer expires. For example, the scheduled expiration date of the Offer is July 17, 2009, and we expect to accept and cancel all properly tendered Eligible Options on July 17, 2009 and that the New Option and New RSU grant date will be no later than July 20, 2009. If you elect to exchange Eligible Options in the Offer, we will send you a confirmation of participation notice following the expiration of the Offer, reflecting the terms of your New Options or New RSUs. All New Options will have an exercise price equal to the closing price of our common shares as reported by the NYSE on the grant date for the New Options, which will be the price of the last trade as of the closing of the NYSE on the grant date, as reported by the NYSE. If the expiration date is extended, then the cancellation date and the New Option or New RSU grant date would be similarly extended. The number of shares subject to each New Option and each New RSU is not affected by the grant date because the exchange ratios are fixed and pre-established. Information regarding your New Options or New RSUs will be posted to your UBS OneSource online account as soon as administratively practicable after they are granted.

Termination of Option Agreements. Upon our acceptance of your Eligible Options that you tender in this Offer, your currently outstanding option agreements relating to the tendered Eligible Options automatically will be cancelled and rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights thereunder.

7.	Extension of Offer; Termination; Amendment

We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for exchange by publicly announcing the extension and giving oral, written or electronic notice of such extension to the Eligible Employees.

Before the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options. In order to postpone accepting and canceling, we must publicly announce the postponement and give oral, written or electronic notice of the postponement to the Eligible Employees. Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”), which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.

Before the expiration date of the Offer, we may terminate the Offer if any of the conditions specified in Section III.9 occurs. In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Employee as if no tender had occurred. We will provide oral, written or electronic notice of any such termination to all Eligible Employees holding Eligible Options.

As long as we comply with applicable law, we reserve the right to amend the Offer in any respect, including by changing the number or type of options eligible to be exchanged in the Offer. If we extend the length of time during which the Offer is open, such extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced time for expiration of the Offer. Any amendment will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Employees.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. Although we currently have no intention to do so, if we decide to take any of the following actions, we will publish notice of the action:

•	increase or decrease in the exchange ratio for your Eligible Options;

•	change the number or type of options eligible to be tendered in the Offer; or

•

increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the number of common shares issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten (10) business days after the date the notice is published.

8.	Material U.S. Federal Income Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

We believe the exchange of Eligible Options for New Options pursuant to the Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Employees upon the issuance of the New Options. However, the tax consequences of the Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. For those Eligible Employees subject to tax in Australia, Malta, Singapore, and Switzerland, you may be subject to tax as a result of the exchange of Eligible Options for New Options. For additional details on the expected tax treatment of the Offer and the New Options in certain non-U.S. jurisdictions (and New RSUs for those employees working in France), please review the country-specific information set forth in exhibits to the Schedule TO that we filed with the SEC and that is available to Eligible Employees through the Cardinal Health Stock Option Exchange Offer Website and in paper materials delivered to Eligible Employees in such jurisdictions.

Please note that any U.S. incentive stock options that are Eligible Options subject to the Offer but that you do not tender in response to this Offer will be treated as having been modified if the Offer extends for more than

30 calendar days and, as such, will be treated under the tax rules in those circumstances (i.e., if the Offer extends for more than 30 calendar days) as having been regranted. Because the U.S. tax rules limit the amount of options that can qualify as incentive stock options, this means that some of the incentive stock options that you hold may cease to qualify as such. This consequence occurs only if and to the extent that the aggregate exercise price of incentive stock options that you hold that first become exercisable in 2009 plus the “ISO measurement amount” exceeds $100,000. For this purpose, the “ISO measurement amount” is equal to the number of shares subject to those incentive stock options that you hold that are Eligible Options subject to this Offer but that you do not tender in response to the Offer, and that are already exercisable or that first become exercisable in 2009, times the fair market value of our common shares on the day the option is deemed regranted. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options. In addition, any incentive stock option that is deemed to be regranted that continues to qualify as an incentive stock option will have a new grant date for incentive stock option purposes.

Because the New Options issued in the Offer will be U.S. nonqualified stock options, upon exercise of the New Options, the Eligible Employee will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Employee is subject to U.S. income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the Eligible Employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Offer under all applicable laws prior to participating in the Offer.

Our grant of a stock option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Employee upon exercise. We have also attempted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by granting New Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options.

We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our common shares.

There may be additional state or local tax imposed as a result of the Offer or your participation in the Offer, and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Offer.

9.	Conditions to Completion of the Offer

We will not be required to accept any Eligible Options tendered for exchange if any of the events described below occurs. We may terminate or amend this Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, if at any time on or after June 19, 2009 and on or before the date the Offer expires:

(a) the proposal to conduct this Stock Option Exchange Program is not approved by our shareholders at a Special Meeting of Shareholders that is scheduled to be held on June 23, 2009 (or at any adjournment or postponement thereof);

(b) there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of this Offer or the acquisition of some or all of the Eligible Options tendered for exchange pursuant to this Offer;

(c) there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any government or governmental, regulatory or administrative agency, authority or tribunal that would:

(i) make the acceptance for exchange or the exchange of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of this Offer; or

(ii) delay or restrict our ability, or render us unable, to accept for exchange or to exchange some or all of the Eligible Options tendered for exchange;

(d) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;

(v) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

(vi) any decrease of greater than 10% of the market price of our common shares from the price of $30.84 per share (its price on the date that we determined the exchange ratios);

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount greater than 15% measured during any time period after the close of business on June 19, 2009; or

(viii) any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Stock Option Exchange Program that would be in excess of any compensation expense that we would be required to record under generally accepted accounting principles in effect at the time we commence the Stock Option Exchange Program.

(e) a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, shall have been announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 19, 2009;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 19, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common shares; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Offer. We may waive them at any time and from time to time before the expiration of the Offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section III.9 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

10.	Price Range of Common Shares Underlying Eligible Options

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are our common shares. Our common shares currently trade on the New York Stock Exchange under the symbol “CAH.”

The following table presents the high and low closing prices per share of our common shares for the periods indicated as reported by the New York Stock Exchange:

	High	Low
Fiscal 2007
Quarter Ended:
September 30, 2006	$70.42	$62.80
December 31, 2006	66.38	61.83
March 31, 2007	72.95	63.93
June 30, 2007	75.28	69.07

Fiscal 2008
Quarter Ended:
September 30, 2007	71.28	62.53
December 31, 2007	68.03	56.47
March 31, 2008	61.48	49.80
June 30, 2008	57.31	50.63

Fiscal 2009
Quarter Ended:
September 30, 2008	56.34	48.54
December 31, 2008	50.50	28.38
March 31, 2009	39.53	28.59
June 30, 2009 (through June 11, 2009)	36.95	29.81

As of June 11, 2009, the closing price of our common shares as reported by the New York Stock Exchange was $30.84 per share.

You should obtain current market prices for our common shares before you decide whether to tender your Eligible Options.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options

A list of our current directors and executive officers as of June 11, 2009 is attached to this Offer to Exchange as Schedule C. Current and former members of our Board and our named executives (i.e., those executive officers named in the Summary Compensation Table on page 38 of our proxy statement as filed with the SEC on May 18, 2009) are not eligible to participate in the Stock Option Exchange Program. Executive officers who are not named in the Summary Compensation Table on page 38 of our proxy statement as filed with the SEC on May 18, 2009 are eligible to participate in the Stock Option Exchange Program. The following table shows the number of common shares subject to Eligible Options held as of June 11, 2009 by our current executive officers who are eligible to participate in the Offer:

Name of Executive Officer	Title	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (Years)
Stephen T. Falk	Executive Vice President, General Counsel and Corporate Secretary	59,641	$65.14	3.53
Vivek Jain	Executive Vice President, Strategy and Corporate Development	65,000	$64.38	5.27
Craig S. Morford	Chief Legal and Compliance Officer	—	—	—
Carole S. Watkins	Chief Human Resources Officer	191,374	$65.07	3.58

The following table shows the maximum number of New Options that may be issued to each of our executive officers eligible to participate in the Stock Option Exchange Program, assuming they each elect to tender and we accept all of their Eligible Options in the Offer:

Name of Executive Officer	Title	Maximum Number of Shares Underlying New Options
Stephen T. Falk	Executive Vice President, General Counsel and Corporate Secretary	7,960
Vivek Jain	Executive Vice President, Strategy and Corporate Development	13,978
Craig S. Morford	Chief Legal and Compliance Officer	—
Carole S. Watkins	Chief Human Resources Officer	25,986

All executive officers as a group		47,924

Because participation in the Offer is voluntary, the benefits or amounts that will be received by any eligible executive officer are not currently determinable.

As of June 11, 2009, our executive officers and directors (19 persons) as a group held unexercised and outstanding compensatory stock options to purchase a total of 3,128,524 of our shares, which represented approximately 10.6% of the shares subject to all options outstanding under all of our plans as of that date. The following table sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of June 11, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common shares, which was 29,580,591 as of June 11, 2009.

Name	Position	Number of Shares Underlying Options Outstanding	Percentage of Total Shares Underlying Outstanding Options
R. Kerry Clark	Chairman and Chief Executive Officer	1,116,083	3.8%
George S. Barrett	Vice Chairman of Cardinal Health and Chief Executive Officer, Healthcare Supply Chain Services	299,049	1.0%
David L. Schlotterbeck	Vice Chairman of Cardinal Health and Chief Executive Officer, Clinical and Medical Products	402,009	1.4%
Jeffrey W. Henderson	Chief Financial Officer	311,842	1.1%
Stephen T. Falk	Executive Vice President, General Counsel and Corporate Secretary	77,925	*
Vivek Jain	Executive Vice President, Strategy and Corporate Development	81,002	*
Craig S. Morford	Chief Legal and Compliance Officer	10,345	*
Carole S. Watkins	Chief Human Resources Officer	277,925	*
Colleen F. Arnold	Director	14,082	*
Calvin Darden	Director	21,149	*
John F. Finn	Director	42,391	*
Philip L. Francis	Director	17,661	*
Gregory B. Kenny	Director	14,188	*
J. Michael Losh	Director	246,856	*
John B. McCoy	Director	42,391	*
Richard C. Notebaert	Director	43,570	*
Michael D. O’Halleran	Director	39,053	*
David W. Raisbeck	Director	35,506	*
Jean G. Spaulding, M.D.	Director	35,497	*

*	Less than 1%.

To the best of our knowledge, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common shares or in transactions involving our common shares during the past sixty days before and including June 19, 2009, other than routine compensatory transactions involving the withholding of shares upon the vesting of restricted share units to meet tax obligations and the allocation of phantom shares to certain directors’ accounts resulting from the deferral of directors’ fees pursuant to our Deferred Compensation Plan. Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our proxy statement as filed with the SEC on May 18, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible Options that are surrendered in the Offer will be cancelled immediately upon our acceptance of the tender of such Eligible Options after expiration of the Offer. Consistent with the terms of the LTIP, shares subject to Eligible Options granted under the LTIP that are surrendered and cancelled in the Stock Option Exchange Program will return to the pool of shares available for grant under the LTIP. Shares subject to Eligible Options granted under plans other than the LTIP will be cancelled and will not be available for new grants under any of our equity incentive plans. Assuming full participation in the Stock Option Exchange Program, as of June 11, 2009, 12.8 million shares are subject to Eligible Options that would be cancelled in the Stock Option Exchange Program. An aggregate of 9.0 million of these shares were granted under Plans other than the LTIP and thus once cancelled in the program would not be available for subsequent grants. The remaining 3.8 million shares that are subject to Eligible Options that would be cancelled in the program were granted under the LTIP. An aggregate of 1.8 million of these 3.8 million shares would become subject to New Options and New RSUs granted under the LTIP in exchange for all Eligible Options pursuant to the program, and thus the net number of shares available for future grants under the LTIP would increase by 2.0 million shares.

Effective July 1, 2005, we adopted the provisions of Financial Accounting Standards Board Statement No. 123 (Revised), “Share-Based Payment,” (“SFAS 123(R)”) for our share-based compensation plans. Under SFAS 123(R), to the extent the fair value of each award of New Options and New RSUs granted pursuant to the Stock Option Exchange Program exceeds the fair value of the surrendered Eligible Options, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the Eligible Options surrendered in exchange for the New Options and New RSUs, will be recognized as an expense for compensation. This expense will be recognized ratably over the service period of the New Options in accordance with the requirements of SFAS 123(R). Because we will discount the fair value of the New Options and New RSUs from the fair value of the Eligible Options, we do not expect to incur incremental compensation expense, other than minimal compensation expense that might result from fluctuations in the price of our common shares after the exchange ratios have been set but before the exchange actually occurs. In the event that any awards of New Options and New RSUs are forfeited prior to their vesting due to termination of an employee’s service, forfeited options will be included in our ongoing review of pre-vest forfeiture rates, which impacts the amount of compensation expense recognized.

13.	Legal Matters; Regulatory Approvals

The Stock Option Exchange Program and the Offer are subject to a number of conditions, including the approval of our shareholders at a Special Meeting of Shareholders scheduled to be held on June 23, 2009. We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any other approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange of, Eligible Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered options is subject to the conditions described in Section III.9.

14.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking Eligible Employees to tender Eligible Options under the Offer.

15.	Source and Amount of Consideration

The New Options and New RSUs will be granted under the LTIP. As of June 11, 2009, Eligible Options to purchase up to 12.8 million of our common shares were outstanding and held by Eligible Employees. If all Eligible Options are tendered to the Company for exchange under the Offer, an aggregate of 1.8 million shares subject to New Options and New RSUs will be granted.

16.	Information Concerning Cardinal Health, Inc.

Cardinal Health, Inc., together with its subsidiaries, provides products and services to the healthcare sector in the United States and abroad. Cardinal Health is a leading provider of products and services that help improve the safety and productivity of healthcare. We are one of the largest distributors of pharmaceuticals and medical supplies. We also manufacture medication infusion and dispensing products, respiratory equipment and surgical instruments and provide leading technologies and services that help hospitals prevent medication errors, reduce hospital-acquired infections and manage medications and supplies more efficiently. Our customers include hospitals and clinics, some of the largest drug store chains in the United States, and many other healthcare providers and retail outlets. The Company operates in three reportable segments, Healthcare Supply Chain Services, Clinical and Medical Products and All Other.

The Healthcare Supply Chain Services segment distributes pharmaceutical products, over-the-counter healthcare products and consumer health products and provides support services to retail customers, hospitals and alternate care providers in the United States and Puerto Rico. This segment also distributes medical and surgical products to hospitals, surgery centers, laboratories and physician offices in the United States, Canada and Puerto Rico and assembles and distributes sterile and non-sterile procedure kits. It provides services to branded pharmaceutical manufacturers and operates a pharmaceutical repackaging and distribution program for chain and independent retail pharmacy customers and alternate care customers. In addition, this segment operates centralized nuclear (radiopharmaceutical) pharmacies, provides third-party logistics support services, distributes therapeutic plasma to hospitals, clinics and other providers located in the United States and manufactures and markets generic pharmaceutical products for sale to hospitals, clinics and pharmacies in the United Kingdom. Lastly, this segment operates a pharmacy for specialty pharmaceuticals.

The Clinical and Medical Products segment develops, manufactures, leases and sells medical technology products for hospitals and other healthcare providers, including intravenous medication safety and infusion therapy delivery systems, software applications, needle-free disposables, patient monitoring equipment, dispensing systems that automate the distribution and management of medications and medical supplies in hospitals and other healthcare facilities, and ventilation equipment and related disposables. This segment also develops, manufactures and sources medical and surgical products and technologies for distribution to hospitals, physician offices, surgery centers and other healthcare providers. These medical and surgical products include single-use surgical drapes, gowns and apparel, exam and surgical gloves, fluid suction and collection systems, and reusable surgical instruments and biopsy needles.

The All Other segment franchises and operates apothecary-style retail pharmacies through its Medicine Shoppe franchise systems and provides pharmacy services to hospitals and other healthcare facilities.

The company was founded in 1979 and is headquartered in Dublin, Ohio. Our principal executive offices are located at 7000 Cardinal Place, Dublin, Ohio 43017, and our telephone number at that address is (614) 757-5000. Additional information concerning the Company can be found on our website at http://www.cardinalhealth.com.

Planned Spin-Off of CareFusion Corporation. On September 29, 2008, Cardinal Health announced that it intended to separate its clinical and medical products businesses from its other businesses, including its healthcare supply chain services business, through a pro rata distribution to the Company’s shareholders of a wholly-owned subsidiary formed for the purpose of holding the clinical and medical products businesses. Cardinal Health will retain certain surgical and exam gloves, drapes and apparel and fluid management businesses that are currently part of its Clinical and Medical Products segment. On March 31, 2009, CareFusion, the subsidiary formed to effect the Planned Spin-Off, filed a Form 10 registration statement for the Planned Spin-Off outlining the Company’s plan to spin off at least 80% of the outstanding common stock of CareFusion through a pro rata distribution to the Company’s shareholders, with the Company retaining the remaining shares of CareFusion common stock. On June 9, 2009, CareFusion filed a second amendment to that Form 10. The Company is required to dispose of the shares of CareFusion common stock within five years of the distribution.

The Planned Spin-Off is subject to final approval by the Company’s Board of Directors, as well as a number of additional conditions, including, among others:

•

the receipt of a private letter ruling from the U.S. Internal Revenue Service substantially to the effect that, among other things, the contribution by the Company of the assets of the clinical and medical products businesses to CareFusion and the distribution will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

•

the receipt of opinions from Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz, co-counsel to Cardinal Health, to the effect that the contribution and distribution will qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code;

•	the SEC declaring effective the Form 10 registration statement;

•	receipt of investment grade credit ratings for each of the Company and CareFusion; and

•	the completion of the financing necessary for a cash distribution from CareFusion to the Company prior to the Planned Spin-Off.

We continue to target the summer of 2009 to complete the Planned Spin-Off, although some of the conditions to completing the transaction may delay the Planned Spin-Off until later in the year. In connection with the Planned Spin-Off, we expect that David L. Schlotterbeck and Vivek Jain and other members of our senior management will become executives of CareFusion. Likewise, three of our directors, Philip L. Francis, J. Michael Losh and Michael D. O’Halleran, are expected to become directors of CareFusion, and, accordingly, we are considering the appointment of new directors. Also, we expect that immediately prior to our effecting the Planned Spin-Off, CareFusion will declare and pay a distribution of $1.4 billion to Cardinal Health. We intend to use the proceeds of the $1.4 billion CareFusion distribution to tender for and retire certain of our debt. CareFusion expects to obtain a bridge loan, all or part of which may be used to fund the $1.4 billion distribution to Cardinal Health. CareFusion also expects to issue debt securities, which will be used to repay the bridge loan. To the extent that all or part of the debt offering is completed prior to the completion of the Planned Spin-Off, the proceeds received from the debt offering could be used to fund the distribution to Cardinal Health and would thus reduce or eliminate any need for CareFusion to draw down on the bridge loan facility. The Company’s goal is to complete the Planned Spin-Off later this calendar year, but no assurance can be provided as to the timing of the Planned Spin-Off or that all conditions to the Planned Spin-Off will be met.

17.	Corporate Plans, Proposals and Negotiations

The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common shares in either open market or privately negotiated transactions or may engage in issuances of our common shares or other capital raising transactions, depending on market conditions and other relevant factors. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.

Subject to the foregoing and except as otherwise disclosed in this Offer to Exchange or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	any other changes to the present Board of Directors or management of the Company;

•	our common shares not being authorized for listing on the New York Stock Exchange;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•	any changes in our Articles of Incorporation, Code of Regulations or other governing instruments or any actions that could impede the acquisition of control of the Company.

18.	Additional Information

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on June 19, 2009, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.

We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC on August 27, 2008;

•	the Definitive Proxy Statement for our 2008 Annual Meeting of Shareholders, filed with the SEC on September 29, 2008;

•	the Definitive Proxy Statement for our Special Meeting of Shareholders to be held on June 23, 2009, filed with the SEC on May 18, 2009;

•

our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009, filed with the SEC on November 7, 2008, February 9, 2009 and May 7, 2009, respectively;

•

our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations) filed with the SEC on July 8,

2008, August 11, 2008, September 9, 2008, September 29, 2008, October 6, 2008, November 18, 2008, February 17, 2009, March 12, 2009, March 31, 2009, April 21, 2009, June 9, 2009 and June 18, 2009; and

•	the description of our common shares contained in our Registration Statement on Form 8-A dated August 19, 1994, including any subsequently filed amendments and reports updating such description.

You also may want to review the filings we make with the SEC after the date of this Offer to Exchange.

The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the reference facilities maintained by the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330. These filings are also available to the public on the website of the SEC at http://www.sec.gov and on our website at the investor page at http://www.cardinalhealth.com.

We will also provide, without charge, to any Eligible Employee holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by writing to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or by calling the Investor Relations Line at (614) 757-5222.

The financial information, including financial statements and the notes thereto, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 are incorporated herein by reference. Section III.19 below includes a summary of our financial information from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our Annual Report on Form 10-K for our fiscal year ended June 30, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions above.

The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

19.	Financial Information

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended June 30, 2008 and June 30, 2007 and the selected consolidated balance sheet data as of June 30, 2008 and June 30, 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The selected consolidated statements of earnings data for the nine months ended March 31, 2009 and March 31, 2008 and the selected consolidated balance sheet data as of March 31, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets

(amounts in millions, except per share data):

	Fiscal Year Ended		Nine Months Ended March 31, 2009	Nine Months Ended March 31, 2008
	June 30, 2008	June 30, 2007
Consolidated Statements of Earnings:
Revenue	$91,091.4	$86,852.0	$74,385.4	$68,165.8
Gross margin	$5,634.1	$5,245.3	$4,182.6	$4,164.7
Earnings from continuing operations	$1,315.9	$839.7	$882.1	$994.3
Net earnings	$1,300.6	$1,931.1	$878.4	$982.6
Earnings per common share from continuing operations
Basic	$3.67	$2.13	$2.47	$2.77
Diluted	$3.61	$2.07	$2.44	$2.72
Net earnings per common share
Basic	$3.63	$4.89	$2.46	$2.74
Diluted	$3.57	$4.77	$2.43	$2.69
Weighted average shares outstanding
Basic	358.2	394.9	357.3	359.1
Diluted	364.0	404.7	361.0	365.7

	June 30, 2008	June 30, 2007	March 31, 2009
Consolidated Balance Sheet
Total current assets	$14,184.2	$14,544.5	$16,304.9
Total assets	$23,448.2	$23,153.8	$25,534.8
Total current liabilities	$10,375.9	$11,459.7	$11,926.5
Total liabilities	$15,700.7	$15,776.9	$17,100.3
Total shareholder’s equity	$7,747.5	$7,376.9	$8,434.5

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing fixed charges of Cardinal Health and our consolidated subsidiaries into earnings before income taxes, discontinued operations, minority interest and cumulative effect of changes in accounting plus fixed charges and capitalized interest. Fixed charges include interest expense, amortization of debt offering costs and the portion of rent expense which is deemed to be representative of the interest factor. Interest expense related to income tax exposures has been recognized in income tax expenses and has therefore been excluded from the calculation.

	Fiscal Year Ended June 30, 2008	Fiscal Year Ended June 30, 2007	Nine Months Ended March 31, 2009
Ratio of earnings to fixed charges	8.3	6.4	8.7

Book Value Per Share. Our diluted book value per share as of our most recent balance sheet dated March 31, 2009 was $23.36.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section III.18 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

20.	Miscellaneous; Forward-Looking Statements

This Offer to Exchange contains, or incorporates by reference, forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause such differences include market, credit, operational, regulatory, strategic, liquidity, capital and economic factors as discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009, and in other periodic reports filed with the SEC.

We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Although we currently intend to include all Eligible Employees in the Offer, we may exclude certain international employees from the Offer if we determine that extending the Offer in a particular jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices.

Neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer. You should rely only on the information contained in this Offer to Exchange or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

CARDINAL HEALTH, INC.

June 19, 2009

SCHEDULE A

EXCHANGE RATIOS FOR NEW OPTIONS

The following chart shows the exchange ratios for the Eligible Options:

Eligible Option Grant Date	Eligible Option Exercise Price		Exchange Ratio
11/20/2000	$66.083	(1)	53.81-to-1
01/01/2001	$77.394		122.33-to-1
01/02/2001	$64.833		38.76-to-1
01/04/2001	$57.992		20.41-to-1
02/01/2001	$63.251		29.18-to-1
05/01/2001	$68.000		30.26-to-1
06/01/2001	$72.100		36.78-to-1
07/01/2001	$65.957		20.55-to-1
08/01/2001	$74.360		34.09-to-1
11/19/2001	$68.100		17.10-to-1
11/26/2001	$69.850		17.73-to-1
01/07/2002	$62.720		10.46-to-1
03/22/2002	$57.894		6.74-to-1
05/20/2002	$67.680		10.59-to-1
09/24/2002	$60.530		6.28-to-1
10/17/2002	$74.511		12.37-to-1
10/17/2002	$67.610		8.90-to-1
11/18/2002	$67.900		8.81-to-1
12/16/2002	$62.064		6.43-to-1
12/21/2002	$58.277		5.22-to-1
01/01/2003	$59.190		5.45-to-1
01/20/2003	$60.000		5.57-to-1
02/04/2003	$67.900		8.04-to-1
02/24/2003	$58.810		5.14-to-1
05/19/2003	$56.780		4.51-to-1
07/28/2003	$64.800		6.05-to-1
10/17/2003	$58.520		4.48-to-1
11/17/2003	$61.380		4.97-to-1
12/16/2003	$63.550		5.31-to-1
01/19/2004	$59.970		4.48-to-1
03/15/2004	$65.890		5.52-to-1
05/17/2004	$69.200		6.05-to-1
12/20/2004	$58.070		3.69-to-1
02/21/2005	$58.350		3.66-to-1
09/02/2005	$58.880	(2)	5.96-to-1
10/17/2005	$63.250		7.16-to-1
11/21/2005	$61.300		6.18-to-1
12/19/2005	$68.000		8.17-to-1
01/16/2006	$69.670		8.88-to-1
02/20/2006	$71.750		9.01-to-1

(1)	Includes Eligible Options granted on November 20, 2000 with exercise prices ranging from $66.083 to $66.087.
(2)	Includes Eligible Options granted on September 2, 2005 with exercise prices ranging from $58.88 to $59.09.

A-1

Eligible Option Grant Date	Eligible Option Exercise Price	Exchange Ratio
03/20/2006	$75.020	10.36-to-1
04/27/2006	$68.370	7.37-to-1
05/15/2006	$67.810	7.24-to-1
06/19/2006	$64.960	6.21-to-1
07/19/2006	$65.840	6.28-to-1
08/15/2006	$66.340	6.31-to-1
08/21/2006	$67.390	6.44-to-1
09/18/2006	$70.420	7.27-to-1
10/27/2006	$64.470	5.45-to-1
11/15/2006	$63.520	5.25-to-1
02/15/2007	$72.720	6.98-to-1
03/15/2007	$70.170	6.25-to-1
08/15/2007	$67.260	5.23-to-1
09/17/2007	$64.380	4.65-to-1
12/17/2007	$58.160	3.60-to-1
02/15/2008	$60.310	3.78-to-1

The number of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to this Offer will be determined by dividing the number of shares underlying the surrendered Eligible Option by the applicable exchange ratio and rounding the result to the nearest whole share (greater than or equal to 0.5 is rounded up to the nearest whole share and less than 0.5 is rounded down to the nearest whole share).

For example:

•

If an Eligible Employee exchanged an Eligible Option for 1,000 shares granted on November 19, 2001 and the exchange ratio was one share subject to a New Option for every 17.10 shares subject to a surrendered Eligible Option, the Eligible Employee would receive a New Option for 58 shares in exchange for the surrendered Eligible Option (1,000 divided by 17.10, and rounded to the nearest whole share).

•

If the Eligible Employee also exchanged another Eligible Option for 500 shares granted on August 15, 2006 and the exchange ratio was one share subject to a New Option for every 6.31 shares subject to a surrendered Eligible Option, the Eligible Employee would receive a New Option for 79 shares in exchange for the surrendered Eligible Option (500 divided by 6.31, and rounded to the nearest whole share).

A-2

SCHEDULE B

EXCHANGE RATIOS FOR NEW RSUs

The following chart shows the exchange ratios for Eligible Options held by Eligible Employees who work in France:

Eligible Option Grant Date	Eligible Option Exercise Price	Exchange Ratio
11/19/2001	$68.100	87.93-to-1
11/18/2002	$67.900	44.93-to-1
11/17/2003	$61.380	24.05-to-1
9/2/2005	$58.950	39.40-to-1
8/15/2006	$66.340	30.77-to-1

B-1

SCHEDULE C

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF CARDINAL HEALTH, INC.

The directors and executive officers of Cardinal Health, Inc. as of June 11, 2009, are set forth in the following table:

Name	Position and Offices Held
R. Kerry Clark	Chairman and Chief Executive Officer

George S. Barrett	Vice Chairman of Cardinal Health and Chief Executive Officer, Healthcare Supply Chain Services

David L. Schlotterbeck	Vice Chairman of Cardinal Health and Chief Executive Officer, Clinical and Medical Products

Jeffrey W. Henderson	Chief Financial Officer

Stephen T. Falk	Executive Vice President, General Counsel and Corporate Secretary

Vivek Jain	Executive Vice President, Strategy and Corporate Development

Craig S. Morford	Chief Legal and Compliance Officer

Carole S. Watkins	Chief Human Resources Officer

Colleen F. Arnold	Director

Calvin Darden	Director

John F. Finn	Director

Philip L. Francis	Director

Gregory B. Kenny	Director

J. Michael Losh	Director

John B. McCoy	Director

Richard C. Notebaert	Director

Michael D. O’Halleran	Director

David W. Raisbeck	Director

Jean G. Spaulding, M.D.	Director

The address of each named executive officer and director is:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Members of our Board of Directors and our executive officers named in the compensation tables included in the last proxy statement that we filed with the SEC are not eligible to participate in this Offer.

C-1